EXHIBIT 99.3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

Overview

Host Inc. operates as a self-managed and self-administered REIT. Host Inc. is the sole general partner of Host L.P. and holds 98.5% of its partnership interests. Host L.P. is a limited partnership operating through an umbrella partnership structure. As of February 22, 2012, we own 121 hotels, primarily consisting of luxury and upper upscale properties. Host Inc. is the largest lodging REIT in NAREIT’s composite index. A REIT is a legal entity that owns real estate assets and, through payments of dividends to stockholders, is permitted to reduce or eliminate federal income taxes at the corporate level.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry. The majority of our properties are luxury and upper upscale that are located in central business districts of major cities, near airports and in resort/conference destinations that benefit from significant barriers to entry by competitors. In 2011, approximately 79% of our revenues were generated by our urban and resort/conference hotels. While our hotels are still subject to competitive pressures, we believe this strategy should allow us to achieve room rate and occupancy premiums in excess of those of our competitors. We seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in optimizing property operations and by completing strategic capital improvements.

Our Customers

The majority of our customers fall into three broad groups: transient business, group business and contract business, which accounted for approximately 59%, 36%, and 5%, respectively, of our 2011 room sales. Similar to the majority of the lodging industry, we further categorize business within these categories based on characteristics they have in common as follows:

Transient business broadly represents individual business or leisure travelers. Business travelers make up the majority of transient demand at our hotels. Therefore, we will be significantly more affected by trends in business travel versus leisure demand. The three key subcategories of the transient business group are:

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Retail: This is the benchmark rate that a hotel publishes and offers to the general public. It typically is for travelers that do not have access to negotiated or discount rates. It includes the “rack rate,” which typically is applied to rooms during high demand periods and is the highest rate category available. Retail room rates will fluctuate more freely depending on anticipated demand levels (e.g. seasonality and weekday vs. weekend stays).

•

Special Corporate: This is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel or to hotel brands generally. These rates are typically negotiated annually at a discount to the anticipated retail rate.

•

Discount: This category encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group business represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. The three key sub-categories of the group business category are:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternal and youth and amateur sports teams, otherwise known as SMERF business.

The final category is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently lower levels of demand. Airline crews are typical generators of contract demand for our hotels.

Understanding Our Performance

Our Revenues and Expenses. Our hotels are operated by third-party managers under long-term agreements, pursuant to which they typically earn base and incentive management fees based on the levels of revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to purchase inventory and to pay wages, utilities, property taxes and other hotel-level expenses. We generally receive a cash distribution from our hotel managers each four-week or monthly accounting period, which distribution reflects hotel-level sales less property-level operating expenses (excluding depreciation).

Revenues for owned hotels represent 95% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

% of 2011 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is a significant driver of room rates.	60%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	29%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, entertainment and other guest services.	6%

Hotel operating expenses represent approximately 98% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2011 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	18%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	23%

• Other departmental and support expenses. These expenses include labor and other costs associated with other ancillary revenues, such as parking, golf courses, spas, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	27%

• Management fees. Base management fees are computed as a percentage of gross revenue. Incentive management fees generally are paid when operating profits exceed certain threshold levels.	4%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change based on changes in revenues at our hotels.	12%

• Depreciation and amortization expense. This is a non-cash expense that changes primarily based on the acquisition and disposition of hotel properties and the level of past capital expenditures.	14%

The expense components listed above are based on those presented in our consolidated statements of operations. It also is worth noting that wage and benefit costs are spread among various line items. Taken separately, these costs represent approximately 55% of our hotel operating expenses.

Key Performance Indicators. Revenue per available room (“RevPAR”) is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or parking, telephone or other guest service revenues generated by the property. Although RevPAR does not include these ancillary revenues, it generally is considered the key indicator of core revenues for many hotels.

RevPAR changes that are driven predominately by occupancy have different implications on overall revenue levels, as well as incremental operating profit, than do changes that are driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage revenue, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in additional room-related costs, with the exception of those charged as a percentage of revenue. As a result, changes in RevPAR driven by increases or decreases in average room rates have a greater effect on profitability than changes in RevPAR caused by occupancy levels.

In discussing our operating results, we present RevPAR and certain other financial data for our hotels on a comparable hotel basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred business interruption due to significant property damage or large scale capital improvements.

We also evaluate the performance of our business through certain non-GAAP financial measures. Each of these non-GAAP financial measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit, net income and earnings per share. We provide a more detailed discussion of these non-GAAP financial measures, how management uses such measures to evaluate our financial condition and operating performance and a discussion of certain limitations of such measures in “—Non-GAAP Financial Measures.” Our non-GAAP financial measures include:

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NAREIT Funds From Operations (“FFO”) and Adjusted FFO per diluted share. We use NAREIT FFO and Adjusted FFO per diluted share as a supplemental measure of company-wide profitability. NAREIT adopted FFO in order to promote an industry-wide measure of REIT operating performance. We also adjust NAREIT FFO for gains and losses on extinguishment of debt, acquisition costs and litigation gains or losses outside the ordinary course of business, which we believe provides useful supplemental information about our ongoing operating performance.

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Hotel adjusted operating profit. Hotel adjusted operating profit measures property-level results before debt service, depreciation and corporate expenses and is a supplemental measure of aggregate property-level profitability. We use hotel adjusted operating profit to evaluate the profitability of our comparable hotels.

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EBITDA and Adjusted EBITDA. Earnings before income taxes, interest expense, depreciation and amortization (“EBITDA”), is a commonly used measure in many industries. Management believes that such measure provides useful information to investors regarding our results of operations as it helps us and our investors evaluate the ongoing operating performance of our properties and facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. We adjust EBITDA when evaluating our performance because we believe that the exclusion of certain items, such as gains and losses related to real estate transactions and impairment losses (“Adjusted EBITDA”), provides useful supplemental information to investors regarding our ongoing operating performance.

Summary of 2011 Operating Results

	Operating Results (in millions, except per share and hotel statistics) Year ended December 31,
	2011	2010	% Change 2010 to 2011	2009	% Change 2009 to 2010
Total revenues	$4,947	$4,384	12.8%	$4,094	7.1%
Comparable hotel revenues (a)	4,315	4,087	5.6	N/A	4.2
Net loss	(16)	(132)	87.9	(258)	48.8
Adjusted EBITDA	1,018	834	22.1	798	4.5
Diluted loss per share	$(.02)	$(.21)	90.5%	$(.45)	53.3%
NAREIT FFO per diluted share	.89	.68	30.9	.51	33.3
Adjusted FFO per diluted share	.92	.74	24.3	.79	(6.3)
Comparable hotel RevPAR (a)	$129.97	$122.47	6.1%	N/A	5.8%

(a)	Comparable hotel operating statistics for 2011 and 2010 are based on 104 comparable hotels as of December 31, 2011. The percent change from 2009 and 2010 are based on 108 comparable hotels as of December 31, 2010.

During 2011, RevPAR at our comparable hotels increased 6.1% compared to 2010 as a result of improvements in overall lodging demand, combined with low supply growth in the industry. While the recovery in the overall economy has been slower than we expected, 2011 marked the second year of solid growth in the lodging industry as increases in business investment and corporate profits, as well as low levels of new supply, offset the effects of lower than anticipated GDP growth and continued high unemployment. As expected during the recovery process, initially the growth in RevPAR was driven primarily by improvements in occupancy. During 2011, as occupancy approached more normalized levels, RevPAR growth was driven increasingly by increases in average rates. For 2011, RevPAR growth reflects the 4.3% increase in average daily rates, and an occupancy improvement of 1.3 percentage points. The RevPAR growth of our properties was tempered, however, by the effects of major capital projects that were on-going throughout the year, particularly those at some of our largest properties, such as the Sheraton New York Hotel & Towers and the Philadelphia Marriott Downtown. RevPAR would have increased an additional 40 basis points for the full year if the results of these two properties were excluded. Combined with the improvements in RevPAR, total owned hotel revenues increased 7.0% due to the inclusion of the operations of 14 hotels acquired in 2010 and 2011 (the “Recent Acquisitions”), which increased revenues by $353 million and $57 million, respectively.

Rate increases for the year have been driven primarily by increases in transient business across all segments in the category, as well as improvements in corporate group business. Group demand has recovered more slowly as weak association group demand has offset the improvement in corporate group demand.

Food and beverage revenue for 2011 increased by 10.5% compared to 2010, which increase was driven by a 5.5% improvement in comparable hotel food and beverage revenue and incremental food and beverage revenues from our Recent Acquisitions of $74 million, or 5.7% for the year. Improvements in banquet and audio-visual revenue were a significant driver of the growth in comparable food and beverage revenues.

As a result of these trends, total comparable revenues for our owned hotels increased $228 million, or 5.6%, to approximately $4.3 billion for the year. In addition to the hotel revenues for our owned hotels described above, our other revenues increased $54 million due to incremental revenue from the 53 Courtyard by Marriott hotels leased from Hospitality Properties Trust that previously had been sublet (the “HPT portfolio”; see “—Off-Balance Sheet Arrangements and Contractual Obligations”). Therefore, total revenues increased $563 million, or 12.8%, to approximately $4.9 billion for 2011.

Operating margins (calculated based on GAAP operating profit as a percentage of GAAP revenues) increased 150 basis points for the full year 2011. Operating margins calculated using GAAP measures are significantly affected by several items, including our Recent Acquisitions. Our comparable hotel adjusted operating profit margins, which exclude, among other items, operations from our recently acquired hotels, depreciation and corporate expenses, increased 90 basis points.

Net loss for Host Inc. decreased $116 million in 2011 to a loss of $16 million and Adjusted EBITDA increased $184 million, or 22.1%, to $1,018 million. Net loss, GAAP operating profit and Adjusted EBITDA all were affected negatively by the forfeiture of the $15 million deposit on the terminated transaction to acquire the Grand Hyatt, Washington, D.C. in December 2011.

Host Inc.’s diluted loss per common share decreased $.19 to a loss in 2011 of $.02. The reduction in our loss per diluted share reflects the improvement in operating results at our hotels as described above. Host Inc.’s NAREIT FFO per diluted share and Adjusted FFO per diluted share of $.89 and $.92, respectively, increased 30.9% and 24.3% for 2011. For 2011, the $15 million deposit forfeiture discussed above reduced NAREIT FFO per diluted share and Adjusted FFO per diluted share by $.02.

The trends and transactions described above for Host Inc. similarly affected the operating results for Host L.P, as the only significant difference between the Host Inc. and Host L.P. statements of operations relates to the treatment of income attributable to the outside partners of Host L.P. For the year, Host L.P.’s net loss declined $116 million to $16 million, and the loss per diluted unit declined $.19 to $.02 per unit.

Investing Activities

Acquisitions. We believe that the lodging industry continues to present opportunities to purchase assets with high growth potential at a significant discount to replacement cost. Many of the prospective acquisition opportunities are expected to be driven by debt maturities on over-leveraged assets that were refinanced in 2006 and 2007 as owners may look to sell as they face refinancing challenges with lower loan to value ratios and higher interest rates. In many cases, we expect that these owners will seek to meet their financing obligations through an all cash sale of the hotel. As the recovery continues, we expect to see more competition in the acquisition market, especially from private equity and foreign sovereign wealth firms. During 2011, we completed the following acquisitions:

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On September 1, 2011, we acquired the remaining 51% partnership interest in the Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort, for $11 million. We previously held a 49% limited partner interest in the entity.

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On April 29, 2011, we acquired a 75% common voting interest and a preferred interest in the joint venture that owns the 364-room Hilton Melbourne South Wharf, Australia. The total transaction value, including the 25% voting interest retained by the previous owners, was A$142 million ($152 million) and included the assumption of an existing A$80 million ($86 million) mortgage loan. We are entitled to receive a cumulative priority return of 12% based on our initial investment of A$45 million ($48 million) plus 75% of the distributable cash after our partner’s subordinated preferred interest.

•	On March 23, 2011 we acquired the 775-room New York Helmsley Hotel for $313.5 million. The property is managed by Starwood and will be converted to the Westin brand in 2012.

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On March 17, 2011, we acquired the 1,625-room Manchester Grand Hyatt San Diego for $572 million (which includes the payment of $19 million for the existing FF&E replacement fund). The transaction was comprised of cash consideration of $566 million, including the repayment of $403 million of existing loans and the issuance of approximately 0.3 million OP units valued at $6 million.

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On February 18, 2011, we acquired a portfolio of seven midscale and upscale hotels totaling 1,207 rooms in New Zealand for approximately NZ$190 million ($145 million), at which time we entered into an NZ$105 million ($80 million) mortgage. The properties are operated by Accor under the ibis and Novotel brands.

Also during the year, as part of the expansion of the Euro JV, we transferred the Le Méridien Piccadilly to Fund II thereof and received proceeds from the transfer of $40 million. Fund II also purchased the Pullman Bercy, Paris in 2011 for approximately €96 million ($132 million).

Redevelopment and Return on Investment Capital Expenditures. During 2011 and 2010, we invested a total of $215 million and $114 million, respectively, in redevelopment and ROI expenditures that primarily consisted of large-scale redevelopment projects at numerous properties. We expect that our investment in redevelopment and ROI expenditures in 2012 will total approximately $235 million to $275 million. Significant redevelopment capital expenditures during the year included the following projects:

•	Sheraton New York Hotel & Towers – the complete renovation of all 1,777 rooms, as well as major mechanical upgrades to the heating and cooling system;

•	Atlanta Marriott Perimeter Center – complete redevelopment of the hotel, including rooms renovation, lobby enhancements, mechanical systems upgrades, parking garage and exterior enhancements;

•	Chicago Marriott O’Hare – complete redevelopment of the hotel, including rooms renovation, new meeting space and the creation of a new great room and lobby;

•	San Diego Marriott Marquis & Marina – continuation of the extensive renovation and redevelopment project begun in 2010; and

•	Sheraton Indianapolis – renovation of rooms, lobby, fitness center, bar and restaurant, as well as the conversion of an existing tower into 129 apartments.

Included in our ROI expenditures are capital projects at our recently acquired hotels that we considered as part of our initial investment. In 2011, acquisition capital expenditures accounted for $13 million of our ROI capital expenditures as we began the renovation of all 270 rooms at the W New York – Union Square and the rebranding of the New York Helmsley Hotel to a Westin, including a redesign of all 773 rooms and a new lobby bar and restaurant. These projects will continue in 2012 and will include the planned renovation of all of the guestrooms at the Manchester Grand Hyatt San Diego. During 2012, we anticipate that these projects will account for $80 million to $100 million of our ROI expenditures.

Renewal and Replacement Capital Expenditures. In addition to the redevelopment/ROI expenditures described above, we spent $327 million and $195 million on renewal and replacement expenditures during 2011 and 2010, respectively. During 2011, our renewal and replacement projects included the renovation of over 5,300 rooms, 98,000 square feet of public space and 515,000 square feet of meeting space. These expenditures are designed to ensure that our high standards for product quality are maintained and to enhance the overall competitiveness of our properties in the marketplace. Major projects completed in 2011 included the renovation of the 45,000 square foot Broadway ballroom and 975 rooms at the New York Marriott Marquis, over 87,500 square feet of meeting space and 1,200 rooms in the main tower of the Philadelphia Marriott Downtown and 98,700 square feet of meeting space at the Sheraton Boston. Major renewal and replacement projects that were underway during the fourth quarter of 2011 included all 884 rooms at the JW Marriott Desert Springs and 39,750 square feet of meeting space at the New Orleans Marriott. We expect our investment in renewal and replacement expenditures in 2012 will total approximately $310 million to $330 million.

Dispositions. We disposed of one non-core property in 2011 for proceeds of $6 million. Subsequent to year end, we sold the San Francisco Airport Marriott for net proceeds of approximately $108 million plus $5 million for the FF&E replacement fund and recorded a gain on the disposition of approximately $48 million. Additionally, subsequent to year end, we have classified the Hartford Marriott Rocky Hill as held-for-sale. During 2012, we plan to increase our disposition activity, subject to market conditions that remain challenging. We believe that transaction activity will increase as the year progresses and we remain committed to our strategy of reducing our exposure to non-core hotels located in secondary and tertiary markets. We also will consider selling properties in primary markets on an opportunistic basis.

Financing Activities

During 2011, we continued to make progress in our goal to strengthen the balance sheet by lowering our debt-to-equity ratio and improving our overall credit statistics, as defined in our credit facility and senior note indentures. As our operations have improved during 2010 and 2011, we have focused on strategically raising and deploying capital to improve our overall leverage ratios, while at the same time completing substantial investments in our portfolio through acquisitions and capital investments. Specifically, during the year we completed the following significant financing transactions.

•	We issued $300 million of 6% Series Y senior notes and $500 million of 5 7/8% Series W senior notes for aggregate net proceeds of $784 million.

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Proceeds from the senior notes issuances were used to redeem or repay $454 million of debt, including the remaining $250 million of 7 1/8% Series K senior notes, $154 million of exchangeable senior debentures and $50 million under our credit facility. Additionally, we intend to use the proceeds from the issuance of the Series Y senior notes, along with available cash, to redeem the remaining $388 million of our 2 5/8% exchangeable senior debentures (the “2007 Debentures”) on April 15, 2012, at which time they can be put to us for cash by the holders.

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In June 2011, holders of $134 million of our 3 1/4% exchangeable debentures (the “2004 Debentures”) elected to exchange their debentures for 8.8 million common shares of Host Inc. upon our notice of intent to redeem $150 million of the debentures in May. The remaining $16 million was paid in cash.

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We entered into a new senior revolving credit facility that replaced our existing senior revolving credit facility that allows for revolving borrowings in an aggregate principal amount of up to $1 billion, an increase of $400 million. The interest rate spread for LIBOR-based borrowings ranges from 175 to 275 basis points. The spread on U.S. dollar based borrowings based on our credit statistics as of December 31, 2011 is 200 basis points. The new facility has an initial maturity of November 2015 with an option to extend for one additional year, subject to certain conditions and the payment of an extension fee.

•	We refinanced the $79 million mortgage loan that we had assumed as part of the acquisition of the Hilton Melbourne South Wharf, lowering the all-in interest rate by 400 basis points to 6.77%.

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We issued 19.1 million common shares under our “at the market” offering programs. The shares were issued at an average price of $17.09 per share for net proceeds of $323 million. Proceeds from these issuances were used to fund acquisitions and capital investments.

We believe, based on the overall strength of our balance sheet, that we have sufficient liquidity and access to the capital markets in order to pay our near-term debt maturities, fund our capital expenditures programs and take advantage of investment opportunities (for a detailed discussion, see “—Liquidity and Capital Resources”).

2012 Outlook

While the uncertain economic conditions and the European sovereign debt crisis will clearly impact our business, we believe that, other than in Europe, lodging demand will continue to grow based on a number of positive signs. These signs include consensus estimates for U.S. GDP growth of 2.2% in 2012, coupled with expected increases in business investment, a key driver for the lodging industry, rising corporate profit and slight improvements in employment. We believe the combination of these factors will result in solid growth in the lodging industry in 2012. As the recovery continues, we anticipate that improvements in RevPAR will be driven by increases in both rate and occupancy, though rate growth likely will be the key driver.

At the same time, we also anticipate that supply growth in the lodging industry will continue to remain at historically low levels in 2012 as the disruption in the credit markets and weak lodging performance caused a significant decline in new hotel construction starts over the last two years. This decline particularly may be relevant for the markets and lodging sectors in which we compete due to the long-term planning and high level of investment associated with luxury and upper upscale lodging properties in urban and resort destinations. As a result, we believe that supply growth should remain below the historical trend for the lodging industry for 2012, resulting in occupancy gains that will have a positive effect on revenues and cash flow growth.

Based on the trends discussed above and the forecast redevelopment and ROI projects, as well as other capital expenditures at our properties, we anticipate that comparable hotel RevPAR will increase 4% to 6% during 2012. We believe that the positive trends in the lodging industry create the opportunity for business improvements, which, when combined with our strategy to enhance our portfolio through acquisitions and capital projects, ultimately will improve the competitive position of our properties and increase stockholder value. However, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns. See also “Risk Factors.”

Results of Operations

The following table reflects certain line items from our audited statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	2011	2010	% Change 2010 to 2011		2009	% Change 2009 to 2010
Revenues:
Owned hotel revenues	$4,694	$4,185	12.2%		$3,987	5.0%
Other revenues (1)	253	199	27.1		107	86.0

Operating costs and expenses:
Property-level costs (2)	4,513	4,056	11.3		3,828	6.0
Corporate and other expenses	111	108	2.8		116	(6.9)
Gain on insurance settlement	2	3	(33.3)		—	N/M	(5)
Operating profit	325	223	45.7		150	48.7
Interest expense	371	384	(3.4)		379	1.3
Loss from discontinued operations	(5)	(4)	(25.0)		(62)	93.5
All hotel operating statistics (3):
RevPAR	$130.70	$121.46	7.6%		$112.57	7.9%
Average room rate	$181.88	$173.17	5.0%		$170.93	1.3%
Average occupancy	71.9%	70.1%	1.7	pts.	65.9%	4.3	pts.
Comparable hotel operating statistics (4):
RevPAR	$129.97	$122.47	6.1%		N/A	5.8%
Average room rate	$180.32	$172.95	4.3%		N/A	0.1%
Average occupancy	72.1%	70.8%	1.3	pts.	N/A	3.8	pts.
Host Inc.:
Net loss attributable to non-controlling interests	$1	$2	(50)%		$6	(66.7)%
Net loss attributable to Host Hotels & Resorts, Inc.	(15)	(130)	88.5		(252)	48.4
Host L.P.:
Net loss attributable to non-controlling interests	$1	$—	N/M		$1	N/M
Net loss attributable to Host Hotels & Resorts, L.P.	(15)	(132)	88.6%		(257)	48.6%

(1)	Includes the results of the 53 hotels leased from HPT in 2011, and the 71 hotels leased from HPT in 2010 and 2009, which operations we consolidated beginning July 7, 2010 as a result of the termination of the subleases with our subtenant. The line item also includes rental income earned prior to the sublease terminations.
(2)	Amounts represent operating costs and expenses per our consolidated statements of operations, less corporate and other expenses and the gain on insurance settlement.
(3)	Operating statistics are for all properties as of December 31, 2011, 2010 and 2009, and include the results of operations for hotels we have sold prior to their disposition.
(4)	Comparable hotel operating statistics for 2011 and 2010 are based on 104 comparable hotels as of December 31, 2011. The percent change from 2009 and 2010 are based on 108 comparable hotels as of December 31, 2010.
(5)	N/M=Not Meaningful

Hotel Sales Overview

	2011	2010	% Change 2010 to 2011	2009	% Change 2009 to 2010
	(in millions)			(in millions)
Revenues
Rooms	$2,989	$2,633	13.5%	$2,458	7.1%
Food and beverage	1,412	1,278	10.5	1,221	4.7
Other	293	274	6.9	308	(11.0)

Owned hotel revenues	4,694	4,185	12.2	3,987	5.0
Other revenues	253	199	27.1	107	86.0

Total revenues	$4,947	$4,384	12.8	$4,094	7.1

2011 Compared to 2010. In 2011, hotel sales grew 12.2% for our owned hotels, due to strong growth in RevPAR at our properties, as well as the inclusion of operations for 10 hotels acquired in early 2011 and a full year of operations for four hotels acquired in 2010 (“Recent Acquisitions”). Revenues for properties sold in 2011 or 2010, the San Francisco Airport Marriot (sold in March 2012) and the Hartford Marriott Rocky Hill (classified has held-for-sale in 2012) have been reclassified to discontinued operations.

Rooms. The increase in room revenue in 2011 reflects our 6.1% improvement in comparable hotel RevPAR, which was driven by the 4.3% increase in average room rates. Rooms’ revenue increased an additional 7.9% due to incremental revenues from our Recent Acquisitions.

Food and beverage. The increase in food and beverage revenue reflects an increase of 5.5% at our comparable hotels, with the majority of growth generated from our banquet and audio-visual revenue. Food and beverage revenue increased an additional 5.7% due to incremental revenues from our Recent Acquisitions.

Other. The increase in other revenues for owned hotels in 2011 primarily is due to incremental revenues from our Recent Acquisitions. We also began to see improvement in the fourth quarter in spa and golf revenues as group business improved.

Other revenues. For 2011, the increase primarily was driven by the inclusion of a full year of revenues for the leased HPT hotels, which includes hotel revenues of $214 million, compared to $123 million of hotel revenues and $44 million of rental income recorded in 2010. On July 7, 2010, in connection with the termination of subleases for 71 hotels leased from HPT, we began recording the operations of the hotels instead of rental income. On December 30, 2011, we entered into a settlement with our subtenant related to the termination of the subleases, which resulted in an additional $7 million of income being recorded in 2011 to compensate us for a portion of our losses subsequent to the sublease termination.

While management evaluates the performance of each individual hotel against its competitive set in a given market, overall we evaluate the portfolio operating results using three different criteria: property type (i.e. urban, suburban, resort/conference or airport), geographic region and mix of business (i.e. transient, group or contract).

Comparable Hotel Sales by Property Type. The following tables set forth performance information for 2011 and 2010:

Comparable Hotels Portfolio by Property Type (a)

	As of December 31, 2011		Year ended December 31, 2011			Year ended December 31, 2010
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	50	32,282	$194.40	73.7%	$143.33	$186.87	73.2%	$136.76	4.8%
Suburban	28	10,564	145.56	67.9	98.77	139.45	66.0	91.98	7.4
Resort/Conference	13	8,082	215.19	67.5	145.24	204.83	65.3	133.76	8.6
Airport	13	6,275	122.85	76.6	94.09	116.03	73.9	85.73	9.7

All Types	104	57,203	180.32	72.1	129.97	172.95	70.8	122.47	6.1

(a)	The reporting period for 2011 is from January 1, 2011 to December 30, 2011 and for 2010 is from January 2, 2010 to December 31, 2010 for our Marriott hotels. For further discussion, see “—Comparable Hotel Operating Statistics—Reporting Periods.”

During 2011, comparable hotel RevPAR increased across all of our hotel property types. Our airport properties led the portfolio with a 9.7% increase for the year, driven by an improvement in average room rates of 5.9%, as well as strength at our San Francisco airport hotels. Our resort/conference hotels also experienced a significant RevPAR increase of 8.6%, led by our Hawaiian properties. Our urban properties lagged the portfolio as a whole, with a RevPAR increase of 4.8%. Strong performance in our west coast urban markets, particularly San Francisco and San Diego, was offset by renovation disruption at the Sheraton New York Hotel and Towers and Philadelphia Marriott Downtown, as well as weak overall demand in our Washington, D.C. and Atlanta urban markets. RevPAR improved at our suburban hotels by 7.4% for the year, driven by an increase in rate of 4.4% and an increase in occupancy of 1.9 percentage points.

Comparable Hotel Sales by Geographic Region. The following tables set forth performance information for 2011 and 2010:

Comparable Hotels by Region (a)

	As of December 31, 2011		Year ended December 31, 2011			Year ended December 31, 2010
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	26	14,581	$172.15	75.4%	$129.74	$161.38	71.6%	$115.55	12.3%
Mid-Atlantic	10	8,352	241.47	77.9	188.17	225.63	79.9	180.38	4.3
South Central	9	5,687	147.86	68.6	101.36	142.83	67.1	95.80	5.8
Florida	9	5,677	183.14	69.7	127.71	178.23	68.7	122.37	4.4
DC Metro	12	5,416	194.48	74.0	143.90	191.55	74.0	141.83	1.5
North Central	10	4,358	145.00	70.6	102.33	139.68	69.0	96.39	6.2
New England	7	3,924	171.39	71.3	122.28	172.19	69.6	119.83	2.1
Atlanta	7	3,846	157.31	65.0	102.32	156.55	64.5	101.00	1.3
Mountain	7	2,889	157.90	65.0	102.59	149.32	63.2	94.30	8.8
International	7	2,473	170.64	65.3	111.46	157.91	65.7	103.80	7.4

All Regions	104	57,203	180.32	72.1	129.97	172.95	70.8	122.47	6.1

(a)	The reporting period for 2011 is from January 1, 2011 to December 30, 2011 and for 2010 is from January 2, 2010 to December 31, 2010 for our Marriott hotels. For further discussion, see “—Comparable Hotel Operating Statistics—Reporting Periods.”

For 2011, comparable hotel RevPAR improved across all of our geographic regions when compared to 2010. Our Pacific region was the top performing region, with a RevPAR increase of 12.3% that was driven by strong group and transient demand in our Hawaiian, San Diego and San Francisco markets.

The 8.8% RevPAR improvement in our Mountain region was driven primarily by strong growth in the Phoenix market, which increased by 13.3% for 2011. The increase in the Phoenix market was a result of strong group demand, aided by the construction of a new ballroom and meeting space at the Westin Kierland in 2010, as well as increases in both group and transient rates.

The North Central region had an increase in RevPAR of 6.2%, led by our Chicago market, which had increases in both transient and group demand, resulting in RevPAR growth of 6.9%.

RevPAR in our South Central region grew 5.8% for the year, driven mainly by our Houston market, which saw strong increases in rate of 5.5% and occupancy of 3.5 percentage points as a result of an increase in retail and corporate transient demand.

Results in our Florida region were mixed. The Miami and Ft. Lauderdale market experienced a 7.3 percentage points improvement in occupancy, primarily due to strong group demand, aided by the renovation of the Miami Biscayne Bay Marriott, which was completed in 2010. RevPAR growth at our Orlando World Center Marriott had an increase of just 1%, due to lower than expected group demand.

The RevPAR growth in our Mid-Atlantic region of 4.3% lagged the portfolio as a whole due to lower levels of rate growth and the effect of new supply in the New York market, as well as significant renovations at the Sheraton New York Hotel & Towers and the Philadelphia Marriott Downtown.

Our DC Metro and Atlanta regions underperformed the portfolio as a whole, with RevPAR growth of 1.5% and 1.3%, respectively. For our DC Metro market, weak group and transient demand, along with discounted leisure rates, slowed rate growth. Our Atlanta market was negatively affected by the decline in city-wide demand, as well as renovations at the JW Marriott, Buckhead, particularly in the second half of 2011.

Hotel Sales by Business Mix. The majority of our customers fall into three broad groups: transient, group and contract business. The information below is derived from business mix data for 104 of our hotels for which information is available from our managers.

In 2011, overall transient revenues increased 6.9% when compared to 2010, reflecting a 4.6% improvement in average rate and a 2.2% increase in room nights. Average daily rates improved consistently for all transient segments. The improvement in transient demand was driven by increases in special corporate room nights.

During 2011, group revenues increased approximately 5.3%. Average daily rates improved 3.4%, reflecting a consistent rate growth for all group customer segments. Overall, group demand improved 1.7% for the year. The improvement was due entirely to an increase in demand in the corporate group segment, as association and other group business declined during 2011.

2010 Compared to 2009. In 2010, hotel sales grew 5.0% for our owned hotels, reflecting strong growth in RevPAR at our properties, as well as increases in food and beverage revenues, partially offset by a decline in attrition and cancellation fees. Revenues for properties sold in 2011, 2010 or 2009, the San Francisco Airport Marriot (sold in March 2012) and the Hartford Marriott Rocky Hill (classified as held-for- sale in 2012) have been reclassified to discontinued operations.

Rooms. The increase in room revenue in 2010 was consistent with the overall increase in RevPAR, primarily due to occupancy gains at our hotels. While the majority of the increase is due to the 5.8% increase in RevPAR at our comparable hotels, there also was a 1.7% increase related to the revenues recorded at the hotels acquired during the year.

Food and beverage. The increase in food and beverage revenue in 2010 primarily was attributable to increased occupancy, which contributes to greater demand for catering and banquet business.

Other. The decrease in other revenues for owned hotels in 2010 is primarily a result of a decline in attrition and cancellation fees of approximately $37 million.

Other revenues. For 2010, the increase primarily was driven by the inclusion of the revenues for the leased HPT hotels. For 2010, revenues for hotels leased from HPT include hotel revenues of $123 million and rental income of $44 million. For 2009, revenues for hotels leased from HPT include rental income of $79 million. The property revenues and rental income recorded, less the hotel expenses and rental expenses for the HPT properties, resulted in net losses of $13 million and $1 million for 2010 and 2009, respectively.

While management evaluates the performance of each individual hotel against its competitive set in a given market, overall we evaluate the portfolio operating results using three different criteria: property type (i.e. urban, suburban, resort/conference or airport), geographic region and mix of business (i.e. transient, group or contract).

Comparable Hotel Sales by Property Type. The following tables set forth performance information for 2010 and 2009:

Comparable Hotels Portfolio by Property Type (a)

	As of December 31, 2010		Year ended December 31, 2010			Year ended December 31, 2009
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	52	33,123	$185.53	72.5%	$134.50	$182.59	69.0%	$125.90	6.8%
Suburban	29	10,964	138.29	65.6	90.73	139.71	61.1	85.32	6.3
Resort/Conference	13	8,082	204.83	65.3	133.76	215.19	61.1	131.57	1.7
Airport	14	6,956	115.98	71.8	83.30	115.61	68.5	79.18	5.2

All Types	108	59,125	171.43	70.2	120.26	171.25	66.4	113.66	5.8

(a)	The reporting period for 2010 is from January 2, 2010 to December 31, 2010 and for 2009 is from January 3, 2009 to January 1, 2010 for our Marriott hotels. For further discussion, see “—Comparable Hotel Operating Statistics—Reporting Periods.”

During 2010, comparable hotel RevPAR increased across all of our hotel property types. Our urban properties led the portfolio, with a 6.8% increase in RevPAR for the year. The continued improvement in demand has allowed our operators to begin to increase the average room rates at our urban properties, which improved 1.6% overall for the year. Our suburban properties also experienced a significant RevPAR increase in 2010, driven by strength in the suburban Boston, Orange County and San Francisco markets. Our resort/conference hotels lagged the portfolio as a whole, as the 7.9% improvement in RevPAR at our resort/conference properties in our Florida region were partially offset by the RevPAR declines in the Phoenix and Palm Springs markets. RevPAR at our Airport properties improved 5.2% for the year, driven by strong demand growth in the Chicago and San Francisco airport markets.

Comparable Hotel Sales by Geographic Region. The following tables set forth performance information for 2010 and 2009:

Comparable Hotels by Region (a)

	As of December 31, 2010		Year ended December 31, 2010			Year ended December 31, 2009
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	26	14,581	$161.38	71.6%	$115.55	$166.08	67.1%	$111.38	3.7%
Mid-Atlantic	10	8,328	225.63	79.9	180.38	219.22	76.4	167.47	7.7
North Central	13	5,897	133.87	63.9	85.52	130.80	61.8	80.85	5.8
South Central	9	5,687	142.83	67.1	95.80	143.88	63.8	91.83	4.3
Florida	9	5,677	178.23	68.7	122.37	182.88	62.9	115.04	6.4
DC Metro	12	5,416	191.55	74.0	141.83	190.52	73.6	140.13	1.2
Atlanta	8	4,253	152.04	63.8	96.94	152.32	58.2	88.63	9.4
New England	7	3,924	172.19	69.6	119.83	165.77	65.2	108.10	10.8
Mountain	7	2,889	149.32	63.2	94.30	157.85	59.4	93.69	0.7
International	7	2,473	157.91	65.7	103.80	143.29	61.6	88.21	17.7

All Regions	108	59,125	171.43	70.2	120.26	171.25	66.4	113.66	5.8

(a)	The reporting period for 2010 is from January 2, 2010 to December 31, 2010 and for 2009 is from January 3, 2009 to January 1, 2010 for our Marriott hotels. For further discussion, see “—Comparable Hotel Operating Statistics—Reporting Periods.”

For 2010, comparable hotel RevPAR improved across all of our geographic regions when compared to 2009. Our New England region was the top performing U.S. region, with RevPAR growth of 10.8%, driven by RevPAR growth of 11.6% in the Boston market. This increase was due to strong group and transient demand, as occupancy increased 5.0 percentage points and average room rates increased 3.9%.

The 9.4% RevPAR growth in our Atlanta region was driven primarily by strong city-wide and transient business in the fourth quarter. Strong demand from both group and transient customers drove a 9.0 percentage point occupancy increase in the fourth quarter.

RevPAR in our Mid-Atlantic region grew 7.7% for the year, driven by RevPAR growth at our New York properties of 9.5%. For our New York properties, rate improved 5.7% and occupancy improved by 3.0 percentage points.

Our Florida region had an increase in RevPAR of 6.4% for the year, led by strong performance at our resort/conference hotels in this region. RevPAR at our Florida resort/conference hotels increased 7.9% for the year, driven primarily by an increase in occupancy of 6.6 percentage points; however, this increase was affected by lower group demand as well as significant renovations at the Orlando World Center Marriott Resort and Convention Center in the fourth quarter.

The RevPAR increase for the year in our North Central region was driven by our Chicago hotels, as RevPAR increased 8.8% due to strong transient demand and rate increased 2.6%.

Results in our Mountain region were mixed, as the Denver market experienced a 7.9% increase in RevPAR primarily due to strong group and transient demand, while the Phoenix market experienced a 3.9% decline in RevPAR, which was partially attributable to the renovation of a significant amount of meeting space at two hotels and the construction of a new ballroom at the Westin Kierland.

Our DC Metro region underperformed the portfolio in terms of RevPAR growth, which underperformance reflects difficult comparisons to the prior year, particularly during the first quarter, due to the 2009 presidential inauguration and other government-related activities.

Hotel Sales by Business Mix. The majority of our customers fall into three broad groups: transient, group and contract business. The information below is derived from business mix data for 108 of our hotels for which information is available from our managers.

In 2010, overall transient revenues increased 7.6% when compared to 2009, reflecting an increase in total room nights of 4.9%, and an increase in average rates of 2.6%. The rate increase was driven primarily by a 5.0% increase in average rate for corporate transient business and a shift in mix away from discounted business.

During 2010, group revenues increased approximately 3.5%, reflecting an increase in total room nights of 6.7%, partially offset by a decrease in average rates of 3.0%. Typically, recovery in the group segment will follow improvement in transient demand due to longer booking lead times. As a result, a large portion of the 2010 group business was sold at the lower rates in effect in prior periods. Therefore, while we did experience improvements in group demand, improvements in overall group revenue continues to lag that of transient revenue.

Property-level Operating Expenses

	2011	2010	% Change 2011 to 2010	2009	% Change 2010 to 2009
	(in millions)			(in millions)
Rooms	$821	$724	13.4%	$672	7.7%
Food and beverage	1,050	954	10.1	923	3.4
Other departmental and support expenses	1,247	1,138	9.6	1,086	4.8
Management fees	188	170	10.6	157	8.3
Other property-level expenses	566	485	16.7	383	26.6
Depreciation and amortization	641	585	9.6	607	(3.6)

Total property-level operating expenses	$4,513	$4,056	11.3	$3,828	6.0

2011 compared to 2010 and 2010 compared to 2009. Our operating costs and expenses, both of which are fixed and variable, are affected by a number of factors. As previously discussed, room expense is affected mainly by occupancy, which drives costs related to items such as housekeeping, reservation systems, room supplies, laundry services and front desk costs. Food and beverage expense correlates closely with food and beverage revenues, and is affected by occupancy as well as the type of customers staying at the hotel. However, the most significant expense for both room expense and food and beverage expense is related to wages and employee benefits, which comprise approximately 55% of these expenses in any year. Other property-level expenses consist of property taxes, which are highly dependent on local jurisdiction taxing authorities, and property and general liability insurance, and do not necessarily change based on changes in revenues at our hotels. The overall increases in operating expenses in 2011 and 2010 are consistent with higher overall RevPAR at our properties and increases in occupancy and rates at our hotels. The increase also is a result of the inclusion of expenses for Recent Acquisitions, which were $295 million and $45 million in 2011 and 2010, respectively. Property-level operating expenses exclude the costs associated with hotels we have sold during the periods presented, the San Francisco Airport Marriot (sold in March 2012) and the Hartford Marriott Rocky Hill (classified as held-for-sale in 2012), which costs are included in discontinued operations.

Rooms. The increase in rooms expenses reflects a 5.7% increase in expenses at our comparable hotels, due primarily to higher wages, benefits, travel agent commissions and reservations expenses, as well as the increase in occupancy during the year. Rooms expense also increased 8.0% due to the inclusion of an incremental $59 million in expenses from our Recent Acquisitions. The increase in rooms expenses in 2010 was consistent with the overall increase in occupancy during the year and higher wage costs.

Food and beverage. The increase in food and beverage expenses at our hotels reflects a 4.8% increase at our comparable hotels due to increases in food and beverage business, however, the overall productivity for the department improved. Food and beverage expense also increased 5.6% due to the inclusion of an incremental $54 million in expenses from our Recent Acquisitions. The increase in food and beverage costs in 2010 reflects the increase in revenues, partially offset by the positive shift in the mix of business to more catering and audio visual revenues. However, for 2010, weak productivity in banquet sales hurt overall profitability.

Other departmental and support expenses. The increase in other departmental and support expenses in 2011 resulted from the Recent Acquisitions, along with increases in sales and marketing and administrative expenses. The increase in revenues drove an increase in non-controllable hotel expenses during 2010, such as credit card commissions, bonus expense, loyalty rewards program expenses and cluster and shared service allocations.

Management fees. Our base management fees, which generally are calculated as a percentage of total revenues, increased 9.8% for 2011 and 3.9% in 2010, which is a result of the increase in revenues at our comparable hotels, as well as the inclusion of management fees for our Recent Acquisitions. The incentive management fees, which are based on the level of operating profit at each property after the owner has received a priority return on its investment, increased 16.0% in 2011 and 17.5% in 2010, consistent with the increase in operating profit at those properties earning the incentive fees.

Other property-level expenses. These expenses generally do not vary significantly based on occupancy and include expenses such as property taxes and insurance. For 2011 and 2010, the increase was driven primarily by the inclusion of the HPT hotel expenses discussed below.

For 2011, expenses for hotels leased from HPT include rental expense of $68 million due to HPT, as well as $159 million of hotel expenses. For 2010, expenses for hotels leased from HPT include rental expense of $84 million due to HPT, as well as the $96 million of hotel expenses incurred subsequent to the sublease termination. For 2009, expenses for hotels leased from HPT represent rental expense due to HPT of $80 million.

Depreciation and amortization. The increase in depreciation expense in 2011 is due to the inclusion of depreciation expense for newly acquired properties and recent capital expenditures. The decline in depreciation expense in 2010 is due to impairment charges of approximately $20 million recorded in 2009.

Other Income Statement Line Items

Corporate and Other Expenses. Corporate and other expenses primarily consist of employee salaries and bonuses and other costs, such as employee stock-based compensation expense, travel, corporate insurance, legal fees, acquisition-related costs, audit fees, building rent and systems costs. Corporate expenses increased approximately $3 million in 2011 due to the $15 million loss on the forfeited deposit for the Grand Hyatt Washington, D.C. transaction and the accrual of $5 million of additional litigation costs, which was largely offset by the decline in employee stock compensation. The stock based compensation is based on employee performance, as well as Host Inc.’s stockholder return relative to other REITs and to other lodging companies and will vary significantly due to fluctuations in Host Inc.’s stock price.

Corporate expenses decreased $8 million in 2010 compared to 2009. The decrease primarily was due to litigation costs of $41 million accrued in 2009 for a potential litigation loss. The decrease was offset partially by an increase in stock-based compensation expense and bonus accruals, as they returned to more normalized levels in 2010, and an increase of $10 million due to costs associated with consummated property acquisitions.

Gain on Insurance Settlement. During 2011, we recorded a gain of $2 million related to the receipt of business interruption insurance for our two properties in Christchurch, New Zealand, both of which were affected by an earthquake in February 2011. The two properties were damaged substantially and remain closed. We believe the property damage is covered under our insurance policy. We recorded a gain on insurance settlement of $3 million in 2010 for business interruption insurance related to our two hotels in Chile, both of which were affected by the earthquake in July 2010.

Interest Expense. The decrease in interest expense during 2011 is due primarily to a decrease in costs associated with debt extinguishments (including the acceleration of deferred financing costs and original issue discounts), which totaled $9 million in 2011, compared to $21 million in 2010. After adjusting for debt extinguishment, interest expense was comparable to 2010 levels. In addition, savings from the fixed-to-floating interest rate swap that we entered into in the second half of 2009 for our $300 million mortgage on The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa reduced interest expense by $6 million for 2011 and 2010 and $1 million in 2009.

The increase in interest expense during 2010 from 2009 is due primarily to costs associated with debt extinguishments totaling $21 million, compared to a net gain of $9 million on debt extinguishments in 2009. This increase was offset partially by a net decrease in our overall debt balance, which resulted in interest savings of approximately $23 million.

Equity in Earnings (Losses) of Affiliates. The increase in earnings of affiliates during 2011 primarily is due to the inclusion of the operations of the Le Méridien Piccadilly and the Pullman Paris Bercy in Fund II of the Euro JV and also reflects a 5.5% growth in RevPAR at the comparable hotels within the joint venture due to rate improvements. In 2009, we determined that the carrying value of our investment in the Euro JV exceeded its fair value on an other-than-temporary basis. As a result, we recorded an impairment charge of $34 million, which significantly decreased equity in earnings (losses) of affiliates for 2009, particularly when compared to 2011 and 2010.

Benefit for Income Taxes. We lease substantially all of our properties to consolidated subsidiaries designated as TRS for federal income tax purposes. The difference between hotel-level operating cash flow and the aggregate rent paid to Host L.P. by the TRS represents taxable income or loss, on which we record an income tax provision or benefit. The decrease in the tax benefit in each of 2011 and 2010 reflects year-over-year improvements in property operations recognized by our TRS, as well as increases in foreign taxes in 2011.

Discontinued Operations. Discontinued operations consist of one hotel disposed of in 2012, one property classified as held-for- sale in 2012, one hotel disposed of in 2011, two hotels disposed of in 2010 and six hotels disposed of in 2009 and represent the results of operations and the gains on the disposition of these hotels during the indicated periods. The following table summarizes the revenues, loss before taxes, and the gain (loss) on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations, which includes assets held-for-sale and the results of sold hotels prior to their disposition for the periods presented (in millions):

	2011	2010	2009
Revenues	$55	$59	$122
Loss before taxes	(5)	(3)	(89)
Gain (loss) on dispositions, net of tax	—	(2)	26

Liquidity and Capital Resources

Liquidity and Capital Resources of Host Inc. and Host L.P. The liquidity and capital resources of Host Inc. and Host L.P. are derived primarily from the activities of Host L.P. Host L.P. generates the capital required by our business through its operations, the direct or indirect incurrence of indebtedness and the issuance of OP units. Host Inc. is a REIT and its only material asset is the ownership of partnership interests of Host L.P.; therefore, its financing and investing activities are conducted through Host L.P., except for the issuance of its common and preferred stock. Proceeds from stock issuances by Host Inc. are contributed to Host L.P. in exchange for OP units. Additionally, funds used by Host Inc. to pay dividends or to repurchase stock are provided by Host L.P. Therefore, while we have noted those areas in which it is important to distinguish between Host Inc. and Host L.P., we have not included a separate discussion of the liquidity and capital resources of each entity as the discussion below can be applied to both Host Inc. and Host L.P.

Overview. We look to maintain a capital structure and liquidity profile with an appropriate balance of cash, debt and equity in order to provide financial flexibility, given the inherent volatility in the lodging industry. During 2011, as operations have improved, we maintained our focus on strategically decreasing our debt-to-equity ratio through (i) acquisitions and other investments, the majority of which were completed with available cash and proceeds from equity issuances, and (ii) the repayment and refinancing of senior notes and mortgage debt to extend maturity dates and lower interest rates.

We also look to structure our debt profile to allow us to access different forms of financing, primarily senior notes, exchangeable debentures and corporate credit facility draws, as well as mortgage debt. Generally, this means that we will look to minimize the number of assets that are encumbered by mortgage debt, minimize near-term maturities, and maintain a balanced maturity schedule. As of December 31, 2011, 107 of our 121 hotels were unencumbered by mortgage debt and approximately 81% of our debt consists of senior notes, exchangeable debentures and borrowings under our credit facility, all of which are not collateralized by specific hotel properties. Additionally, our maturities for 2012 are 6.9% of our total debt ($7 million of senior notes and $388 million of exchangeable debentures). We also entered into a new senior revolving credit facility that expanded our revolving borrowing capacity to $1 billion and has an initial maturity of November 2015. As a result, our liquidity position remains very strong, with approximately $826 million of cash and cash equivalents and $883 million of available capacity under our credit facility. As a result of the current operating environment and the flexibility provided by our credit facility, we anticipate that over time we will reduce our available cash balances closer to the $100 million to $150 million level. We believe that we have sufficient liquidity and access to the capital markets to take advantage of opportunities to enhance our portfolio, withstand declines in operating cash flow, pay our near-term debt maturities and fund our capital expenditures programs. We may continue to access the capital markets if favorable conditions exist in order to further enhance our liquidity and to fund cash needs. The chart below details our significant cash flows for the three years ended December 31, 2011 (in millions):

	2011	2010	2009
Cash and cash equivalents, beginning of year	$1,113	$1,642	$508
Increase (decrease) in cash and cash equivalents	(287)	(529)	1,134

Cash and cash equivalents, end of year	$826	$1,113	$1,642

Operating activities
Cash provided by operating activities	$661	$520	$552
Investing activities
Acquisitions and investments	(1,096)	(434)	(7)
Dispositions and return of investment	47	12	251
Capital expenditures	(542)	(309)	(340)
Financing activities
Issuances of debt	955	500	906
Net draws (repayments) on credit facility	63	56	(410)
Repurchase of senior notes, including exchangeable debentures	(404)	(821)	(139)
Debt prepayments and scheduled maturities	(210)	(364)	(342)
Host Inc.:
Common stock issuances	323	406	767
Redemption of preferred stock	—	(101)	—
Dividends on common stock	(70)	(20)	(42)
Host L.P.:
Common OP unit issuance	323	406	767
Redemption of preferred units	—	(101)	—
Distributions on common OP units	(71)	(20)	(43)

Cash Requirements. We use cash primarily for acquisitions, capital expenditures, debt payments, operating costs, corporate and other expenses, as well as dividends and distributions to stockholders and unitholders. As a REIT, Host Inc. is required to distribute to its stockholders at least 90% of its taxable income, excluding net capital gain, on an annual basis. Funds used by Host Inc. to make cash distributions are provided by Host L.P. Our primary sources of cash are cash from operations, proceeds from the sale of assets, borrowings under our credit facility and debt and equity issuances.

Below is a schedule of our debt maturities through 2014. As of December 31, 2011, our weighted average interest rate is 6.3% and our weighted average maturity is 4.4 years. See “—Financial Condition” for more information on our debt maturities. During 2011, we took advantage of lower interest rates to issue new debt and used the proceeds to repay near-term maturities, resulting in the issuance of approximately $955 million of senior notes and mortgage debt, that has been or will be used to fund the repayment or redemption of $792 million of senior notes and exchangeable debentures (including the $388 million of 2007 Debentures that we expect to be put to us in April of 2012) and $210 million of mortgage debt.

Remaining Debt Maturities 2012 – 2014

(in millions)

	2012	2013	2014
2.625% Exchangeable Senior Debentures (1)	$388	$—	$—
Senior notes	7	—	500
3.250% Exchangeable Senior Debentures (2)	—	—	175
Mortgage loan, Orlando World Center Marriott	—	246	—
Mortgage loan, JW Marriott, Washington, D.C (3)	—	110	—
Mortgage loan, Harbor Beach Marriott Resort & Spa	—	—	134
Mortgage loan, The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa	—	—	300
Other bonds	—	—	32
Principal amortization on other debt	5	3	1

Total maturities	$400	$359	$1,142

(1)	Our 2.625% Exchangeable Senior Debentures are due in 2027, but are subject to a put option by the holders on April 15, 2012, which we anticipate they will exercise. The $388 million represents the face amount of the outstanding principal at December 31, 2011.
(2)	Our 3.250% Exchangeable Senior Debentures are due in 2024, but are subject to a put option by the holders on April 15, 2014. The $175 million represents the face amount of the outstanding principal at December 31, 2011.
(3)	This mortgage can be extended for one year, at our option, provided that debt coverage exceeds certain ratios and other conditions are met.

Capital Resources. As of December 31, 2011, we had approximately $826 million of cash and cash equivalents, which was a decrease of $287 million from December 31, 2010. We also had $883 million available under our credit facility at December 31, 2011. As of December 31, 2011, our secured mortgage indebtedness totaled approximately $1.0 billion, which represents approximately 17% of our overall indebtedness, and is secured by 14 of our hotels. We depend primarily on external sources of capital to finance future growth, including acquisitions. As a result, the liquidity and debt capacity provided by our credit facility and the ability to issue senior unsecured debt are key components of our capital structure. Therefore, our financial flexibility (including our ability to incur debt, make distributions and make investments) is contingent on our ability to maintain compliance with the financial covenants, which include, among other things, the allowable amounts of leverage, interest coverage and fixed charges. During 2010 and 2011, we have decreased our near-term debt maturities, expanded our borrowing capacity under our senior revolving credit facility and maintained compliance with our senior note and credit facility covenants.

If, at any time, we determine that market conditions are favorable, after taking into account our liquidity requirements, we may seek to issue and sell shares of Host Inc. common stock in registered public offerings, including through sales directly on the New York Stock Exchange (“NYSE”) under our existing or a future “at the market” offering program, or to issue and sell shares of Host Inc. preferred stock. We also may seek to cause Host L.P. to issue debentures exchangeable for shares of Host Inc. common stock or senior notes. Given our total debt level and maturity schedule, we will continue to redeem or refinance senior notes and mortgage debt from time to time, taking advantage of favorable market conditions. In February of 2012, Host Inc.’s Board of Directors authorized repurchases up to $500 million of senior notes, exchangeable debentures and mortgage debt (other than in accordance with its terms). Separately, the Board of Directors authorized redemptions and repurchases of all or a portion of $175 million principal amount of our 3 1/4% exchangeable debentures. Any redemption of the 3 1/4% exchangeable debentures will not reduce the $500 million of Board authority noted above to repurchase other debt securities. We may purchase senior notes and exchangeable debentures for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted share as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Accordingly, in light of our priorities in managing our capital structure and liquidity profile, and given the movement in prevailing conditions in the capital markets and relative pricing, we may, at any time, subject to applicable securities laws, be considering, or be in discussions with respect to, the purchase or sale of common stock, exchangeable debentures and/or senior notes. Any such transactions may, subject to applicable securities laws, occur simultaneously.

On April 21, 2011, Host Inc. entered into a new Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host Inc. may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. The agreement followed the completion of $400 million of sales under a similar agreement, also with BNY Mellon Capital Markets, Inc., that was entered into in 2010. The sales will be made in “at the market” offerings under “SEC” rules, including sales made directly on the NYSE. BNY Mellon Capital Markets, LLC is acting as sales agent. Host Inc. is not under an obligation to sell any shares. During 2011, we issued 19.1 million shares, through this new program and the remaining capacity of the 2010 program, at an average price of $17.09 per share, for net proceeds of $323 million. As of December 31, 2011, we have $174 million of capacity remaining under this program.

Counterparty Credit Risk. We are subject to counterparty credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance of counterparties to deliver contracted commodities or services at the contracted price. We assess the ability of our counterparties to fulfill their obligation to determine the impact, if any, of counterparty bankruptcy or insolvency on our financial condition. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility and amounts due or payable under our derivative contracts. Our credit exposure in each of these cases is limited. Our exposure with regard to our cash and the $883 million available under our credit facility is mitigated, as the credit risk is spread among a diversified group of investment grade financial institutions. At December 31, 2011, the exposure risk related to our derivative contracts totaled $22 million and the counterparties were investment grade financial institutions.

Sources and Uses of Cash. During 2011, our sources of cash included cash from operations, proceeds from debt and equity issuances and proceeds from the sale or transfer of assets. Uses of cash during the year consisted of acquisitions, investments in our joint ventures, capital expenditures, operating costs, debt repayments and repurchases and distributions to equity holders. During 2012, we anticipate that our primary uses of cash will include acquisitions and investments, capital expenditures at our hotels, the repayment or repurchase of our debt maturing in the near-term and distributions to equity holders. We anticipate that our primary sources of cash for 2012 will include cash from operations and proceeds from equity and debt issuances and hotel dispositions.

Cash Provided by Operations. Our cash provided by operations for 2011 increased $141 million to $661 million compared to 2010 due to improvements in our GAAP operating profit, after adjusting for non-cash items, which primarily consist of depreciation expense.

Cash Used in Investing Activities. Approximately $1.6 billion of cash was used in investing activities during 2011. This included approximately $1.0 billion of acquisitions, which is net of debt and other liabilities assumed and $542 million of capital expenditures. We also invested approximately $49 million of cash in our unconsolidated joint ventures, which was offset partially by the $40 million of proceeds we received for the transfer of the Le Méridien Piccadilly to the Euro JV Fund II.

During 2011, we purchased 10 hotel assets located in New York, San Diego, Melbourne, Australia, and four cities in New Zealand for an aggregate amount of approximately $1.1 billion. We recognized the assets acquired, liabilities assumed and any non-controlling interests in the acquiree at the fair value on the acquisition date.

While we continue to actively explore potential acquisitions, given the nature of the transactions, we cannot assure you that we will be successful in acquiring any one or more hotel properties that we may review, bid on or negotiate to purchase. We may acquire additional properties through various structures, including transactions involving single assets, portfolios, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs. We anticipate that future acquisitions will be funded primarily by proceeds from equity offerings of Host Inc., or issuance of OP units by Host L.P., but potentially also from the proceeds from sales of properties from our existing portfolio, the incurrence of debt, available cash or advances under our credit facility.

In 2011, total capital expenditures increased $233 million to $542 million. Our renewal and replacement capital expenditures for 2011 were approximately $327 million, which reflects an increase of approximately 68% from 2010 levels. Our renewal and replacement capital expenditures are generally funded by the furniture, fixture and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash. We also spent approximately $215 million in 2011 on ROI/redevelopment projects, which reflects an increase of approximately 89% compared to 2010 levels, as these projects include some of our largest hotels. Capital expenditures have totaled approximately $2.5 billion over the past five years. As a result, we believe that our properties are in a strong competitive position with respect to their market competitors.

The following table summarizes significant investment activities and dispositions that have been completed as of December 31, 2011, but also including the March 2012 disposition of the San Francisco Airport Marriott (in millions):

Transaction Date		Description of Transaction	Cash Paid	Host’s Investment
Investments/ Acquisitions
September	2011	Acquisition of the remaining 51% of Tiburon Golf Ventures	$(11)	$(11)
June – December	2011	Investment in the Asian JV	(19)	(19)
September	2011	Investment in Euro JV Fund II—Pullman Bercy, Paris acquisition	(20)	(20)
June	2011	Initial investment in Euro JV Fund II—transfer of the Le Méridien Piccadilly (1)	—	(19)
April	2011	Acquisition of a 75% controlling interest in the Hilton Melbourne South Wharf (2)	(48)	(114)
March	2011	Acquisition of the New York Helmsley Hotel	(314)	(314)
March	2011	Acquisition of the Manchester Grand Hyatt San Diego (3)	(566)	(572)
February	2011	Acquisition of the New Zealand portfolio	(145)	(145)
January – December	2011	Investment in Euro JV Fund I	(11)	(11)
September	2010	Acquisition of the JW Marriott, Rio de Janeiro	(47)	(47)
September	2010	Acquisition of a 90% ownership interest of the W New York, Union Square (4)	(78)	(169)
August	2010	Acquisition of the Westin Chicago River North	(165)	(165)
July	2010	Acquisition of the Le Méridien Piccadilly	(53)	(98)
April	2010	Purchase of a mortgage note on a portfolio of hotels	(53)	(53)

		Total acquisitions	$(1,530)	$(1,757)

Dispositions
March	2012	Disposition of San Francisco Airport Marriott (5)		$108
August	2011	Disposition of South Bend Marriott		6
June	2011	Proceeds from transfer of Le Méridien Piccadilly (1)		40
June	2010	Disposition of The Ritz-Carlton, Dearborn		3
February	2010	Disposition of Sheraton Braintree		9

		Total dispositions		$166

(1)	Our initial investment in the Euro JV Fund II was funded in conjunction with the transfer of the Le Méridien Piccadilly. We received cash proceeds of $40 million and recorded $19 million for the fair value of the asset transferred.
(2)	The investment price represents our 75% interest and a preferred interest in the joint venture that indirectly owns the hotel.
(3)	Includes payment of $19 million for the FF&E replacement fund retained at the property. Additionally, $6 million of the acquisition was funded through the issuance of common OP units by Host L.P.
(4)	The investment price represents our 90% interest in the joint venture that acquired the hotel, including our portion of the assumption by the joint venture of a $115 million mortgage loan (which was subsequently repaid in 2010) and other liabilities valued at $8.5 million.
(5)	Hotel was sold for approximately $108 million, plus $5 million for the FF&E replacement fund.

Cash Provided by/Used in Financing Activities. Net cash provided by financing activities was $628 million for 2011, as compared to cash used in financing activities of $343 million in 2010. During 2011, cash used consisted of debt repayments or repurchases of approximately $704 million, while we received proceeds of approximately $1.4 billion through the issuance of debt and equity securities.

The following table summarizes significant debt issuances and assumptions, net of deferred financing costs, that have been completed as of December 31, 2011 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Debt Issuances
November	2011	Proceeds from the issuance of 6%, $300 million Series Y senior notes	$295
November	2011	Issuance of mortgage debt on the Hilton Melbourne South Wharf	79
May	2011	Proceeds from the issuance of 5 7/8%, $500 million Series W senior notes (2)	489
April	2011	Draw on credit facility to acquire Hilton Melbourne South Wharf (1)	50
March	2011	Draw on credit facility for the repayment of the mortgage debt secured by our four Canadian properties	103
February	2011	Issuance of mortgage debt on our portfolio of hotels in New Zealand	80
October	2010	Proceeds from the issuance of 6%, $500 million Series U senior notes (3)	492
July	2010	Draw on credit facility for the acquisition of the Le Méridien Piccadilly	56

		Total	$1,644

Debt Assumptions
April	2011	Assumption of mortgage debt on the Hilton Melbourne South Wharf (1)	$86
September	2010	Assumption of the 6.385% mortgage debt on W New York, Union Square (1)	115
July	2010	Assumption of the mortgage debt on the Le Méridien Piccadilly (1)	51

		Total	$252

(1)	These amounts are no longer outstanding at December 31, 2011. They have been refinanced, repaid, or in the case of the Le Méridien Piccadilly mortgage debt, transferred to our Euro JV.
(2)	The 5 7/8% Series W senior notes were exchanged for the 5 7/8% Series X senior notes due in 2019 in January 2012.
(3)	The 6% Series U senior notes were exchanged for the 6% Series V senior notes due in 2020 in February 2011.

The following table presents significant debt repayments, including prepayment premiums, since the beginning of January 2010 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Cash Repayments
November	2011	Repayment of mortgage loan on the Hilton Melbourne South Wharf	$(78)
August-December	2011	Repurchase of $138 million face amount of the 2007 Debentures	(139)
June	2011	Repayment of credit facility with proceeds from transfer of the Le Méridien Piccadilly to the European JV Fund II	(40)
June	2011	Redemption of a portion of the 2004 Debentures	(16)
June	2011	Redemption of $250 million face amount of 7 1/8% Series K senior notes	(253)
May	2011	Repayment of credit facility with proceeds from the Series W senior notes issuance	(50)
March	2011	Repayment of the 5.2% mortgage debt secured by our four Canadian properties	(132)
December	2010	Repayment of a portion of the mortgage loan secured by the Orlando World Center Marriott	(54)
December	2010	Repayment of 9.8% mortgage loan secured by the JW Marriott, Desert Springs	(71)
November	2010	Redemption of $250 million face amount of 7 1/8% Series K senior notes	(253)
October	2010	Defeasance of 6.385% mortgage debt on W New York, Union Square	(120)
August	2010	Redemption of $225 million face amount of 7 1/8% Series K senior notes	(230)
February	2010	Repayment of 7.4% mortgage loan secured by the Atlanta Marriott Marquis	(124)
January	2010	Redemption of $346 million face amount of 7% Series M senior notes	(352)
2010/2011		Principal amortization	(18)

		Total cash repayments	$(1,930)

Non-cash Debt Transactions
June	2011	Extinguishment of the mortgage debt on the Le Méridien Piccadilly through transfer to the Euro JV Fund II (1)	$(52)
June	2011	Exchange of a portion of the 2004 Debentures for common stock	(134)

		Total non-cash debt transactions	$(186)

(1)	In addition to the mortgage debt transferred, we transferred the capital lease liability related to the leasehold interest in Le Méridien Piccadilly of £38 million ($61 million).

Equity/Capital Transactions. In 2011, Host Inc. issued 19.1 million shares of common stock, at an average price of $17.09 per share, for proceeds of approximately $323 million, net of commissions of approximately $3.3 million. These issuances were made in “at-the-market” offerings pursuant to Sales Agency Financing Agreements with BNY Mellon Capital Markets, LLC. There is approximately $174 million of issuance capacity remaining under the current agreement. In the fourth quarter of 2011, Host Inc. issued approximately 2.3 million shares of common stock through the program, at an average price of $14.56 per share, for proceeds of $34 million, net of approximately $340,000 in commissions. In 2010, Host Inc. issued 26.9 million shares of common stock, at an average price of $15.25 per share, for proceeds of approximately $406 million, net of commissions of approximately $4.1 million, through “at-the-market” programs. In exchange for the cash proceeds of the shares issued by Host Inc., Host L.P. issued OP Units to Host of 18.7 million and 26.4 million for 2011 and 2010, respectively.

The following table summarizes significant equity transactions that have been completed as of December 31, 2011 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Equity of Host Inc.
January–December	2011	Issuance of approximately 19 million common shares under Host Inc.’s continuous equity offering programs (1)	$323
January–December	2011	Dividend payments (2)	(70)
January–December	2010	Dividend payments (2)	(20)
January–December	2010	Issuance of approximately 27 million common shares under Host Inc.’s continuous equity offering programs (3)	406
June	2010	Preferred stock redemption (4)	(101)

		Net proceeds from equity transactions	$538

Non-cash
June	2011	Issuance of approximately 8.8 million common shares through the exchange of the 2004 Debentures (5)	$134

		Non-cash equity	$134

(1)	In exchange for the cash consideration received from the issuance of these shares, Host L.P. issued to Host Inc. approximately 19 million common OP units.
(2)	In connection with the dividends, Host LP made distributions of $71 million in 2011 and $20 million in 2010 to its common unit holders.
(3)	In exchange for the cash consideration received from the issuance of these shares, Host L.P. issued to Host Inc. approximately 26 million common OP units.
(4)	Host L.P. redeemed its equivalent preferred OP units.
(5)	In connection with the exchange, Host L.P. issued approximately 8.6 million common OP units.

Financial Condition

As of December 31, 2011, our total debt was approximately $5.8 billion, of which 90% carried a fixed rate of interest. Total debt was comprised of (in millions):

	December 31, 2011	December 31, 2010
Series K senior notes, with a rate of 7 1/8% due November 2013	$—	$250
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	498	498
Series T senior notes, with a rate of 9% due May 2017	390	388
Series V senior notes, with a rate of 6% due November 2020	500	500
Series W senior notes, with a rate of 5 7/8% due June 2019 (1)	496	—
Series Y senior notes, with a rate of 6% due October 2021	300	—
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	175	325
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	385	502
2009 Exchangeable Senior Debentures, with a rate of 2 1/2% due October 2029	342	329
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	4,543	4,249
Credit facility	117	58
Mortgage debt (non-recourse) secured by $1.0 billion and $1.1 billion of real estate assets, with an average interest rate of 5.0% and 4.7% at December 31, 2011 and 2010, respectively, maturing through December 2023 (2)	1,006	1,025
Other	87	145

Total debt	$5,753	$5,477

(1)	The 5 7/8% Series W senior notes were exchanged for the 5 7/8% Series X senior notes due in 2019 in January 2012.
(2)	The assets securing mortgage debt represents the book value of real estate assets, net of accumulated depreciation. These amounts do not represent the current market value of the assets.

Aggregate debt maturities at December 31, 2011 are as follows (in millions):

	Senior notes and credit facility	Mortgage debt and other	Total
2012 (1)	$395	$5	$400
2013	—	359	359
2014 (1)	675	467	1,142
2015 (1)	1,167	12	1,179
2016	800	165	965
Thereafter	1,700	69	1,769

	4,737	1,077	5,814
Unamortized (discounts) premiums, net	(77)	2	(75)
Fair value hedge adjustment	—	12	12
Capital lease obligations	—	2	2

	$4,660	$1,093	$5,753

(1)	The debt maturing in 2012, 2014 and 2015 includes $388 million, $175 million and $400 million, respectively, of our exchangeable senior debentures that are subject to a put option by holders in those years.

Senior Notes. The following summary is a description of the material provisions of the indentures governing our various senior notes issued by Host L.P., which we refer to collectively as the senior notes indenture. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of Host L.P.’s unsubordinated indebtedness and senior to all subordinated obligations of Host L.P.

Pledges and Guarantees. Under the senior notes indenture, all Host L.P. subsidiaries which guarantee Host L.P. debt similarly are required to guarantee debt issuances under the indenture. Also, to the extent the equity of any subsidiaries of Host L.P. are pledged to secure borrowings under the credit facility, such collateral is likewise required to secure senior note issuances under the senior notes indenture. Because both the pledges and guarantees supporting the prior credit facility were released upon entering into the new senior bank credit facility in November 2011, the collateral pledges and guarantees that benefited ratably Host L.P.’s senior notes also were released, such that all existing and future issuances of senior notes under the senior notes indenture similarly are on an unsecured basis and do not have the benefit of any subsidiary guarantees. While the current credit facility initially does not include any subsidiary guarantees or pledges of equity interests, they subsequently will be required in the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges would benefit ratably the credit facility, as well as the senior notes issued under the senior notes indenture and certain hedging and bank product arrangements with lenders that are parties to the credit facility.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and make distributions is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters, giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. Under the terms of our senior notes indenture, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $29 million of non-cash interest expense recorded in 2011 related to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Our subsidiaries are subject to the restrictive covenants in the indenture, however, in certain circumstances, we are permitted to designate certain subsidiaries as unrestricted subsidiaries. These unrestricted subsidiaries are not subject to the restrictive covenants (unless they are guarantors) and may engage in transactions to dispose of or encumber their assets or otherwise incur additional indebtedness without complying with the restrictive covenants in the indenture. If we were to designate additional subsidiaries as unrestricted subsidiaries, neither the EBITDA generated by nor the interest expense allocated to these entities would be included in our ratio calculations. Other covenants limiting our ability to incur indebtedness, Host Inc.’s ability to pay dividends and Host L.P.’s ability to make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate book values), excluding intangible assets, and maintaining secured indebtedness and subsidiary indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may make preferred or common OP unit distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and make distributions, we still are permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million or $400 million, depending on the series of senior notes, of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million or $150 million, depending on the series of senior notes, of other debt. We also are permitted to make distributions of estimated taxable income that are necessary to maintain Host Inc.’s REIT status.

Our senior notes indenture also imposes restrictions on customary matters, such as Host L.P.’s ability to make distributions on, redeem or repurchase its OP units; make investments; permit payment or dividend restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (defined in the indenture as undepreciated property book value) of not less than 125% of the aggregate amount of unsecured indebtedness. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture).

We are in compliance with all of our financial covenants under the senior notes indenture. The following table summarizes the financial tests contained in the senior notes indenture as of December 31, 2011:

	Actual Ratio	Covenant Requirement
Unencumbered assets tests	348%	Minimum ratio of 125%
Total indebtedness to total assets	31%	Maximum ratio of 65%
Secured indebtedness to total assets	5%	Maximum ratio of 45%
EBITDA-to-interest coverage ratio	3.1x	Minimum ratio of 2.0x

Exchangeable Debentures. As of December 31, 2011, we have three series of exchangeable senior debentures outstanding: $400 million of 2 1/2% debentures that were issued on December 22, 2009 (the “2009 Debentures”), $388 million of 2 5/8% debentures that were issued on March 23, 2007 (the “2007 Debentures”) and $175 million of 3 1/4% debentures that were issued on March 16, 2004 (the “2004 Debentures”). We refer to these collectively as the “Debentures.” The Debentures are equal in right of payment with all of our other senior notes. Holders have the right to require us to purchase the Debentures at a price equal to 100% of the principal amount outstanding plus accrued interest (the “put option”) on certain dates subsequent to their respective issuances. Holders of the Debentures also have the right to exchange the Debentures prior to maturity under certain conditions, including at any time at which the closing price of Host Inc.’s common stock is more than 120% (for the 2004 Debentures) or 130% (for the 2007 and 2009 Debentures) of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or at any time up to two days prior to the date on which the Debentures have been called for redemption. We can redeem for cash all, or part of, any of the Debentures at any time subsequent to each of their respective redemption dates at a redemption price of 100% of the principal amount plus accrued interest. If, at any time, we elect to redeem the Debentures and the exchange value exceeds the cash redemption price, we would expect the holders to elect to exchange the Debentures at the respective exchange value rather than receive the cash redemption price. The exchange value is equal to the applicable exchange rate multiplied by the price of Host Inc.’s common stock. Upon exchange, the 2004 Debentures would be exchanged for Host Inc.’s common stock, the 2007 Debentures would be exchanged for a combination of cash (for the principal balance of the debentures) and Host Inc.’s common stock (for the remainder of the exchange value) and the 2009 Debentures would be exchanged for Host Inc.’s common stock, cash or a combination thereof, at our option. Currently, none of the Debentures are exchangeable by holders.

The following chart details our outstanding Debentures as of December 31, 2011:

	Maturity date	Next put option date	Redemption date	Outstanding principal amount	Current exchange rate for each $1,000 of principal	Current equivalent exchange price	Exchangeable share equivalents
				(in millions)	(in shares)		(in shares)
2009 Debentures	10/15/2029	10/15/2015	10/20/2015	$400	71.9264	$13.90	28.8 million
2007 Debentures	4/15/2027	4/15/2012	4/20/2012	388	32.0239	31.23	12.4 million
2004 Debentures	4/15/2024	4/15/2014	4/19/2009	175	65.5744	15.25	11.5 million

Total				$963

We separately account for the liability and equity components of our exchangeable debentures in order to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, for the Debentures, we record the liability components thereof at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt; however, there is no effect on our cash interest payments. We measured the fair value of the debt components of the 2009 Debentures, 2007 Debentures and 2004 Debentures at issuance based on effective interest rates of 6.9%, 6.5% and 6.8%, respectively. As a result, we attributed $247 million of the proceeds received to the conversion feature of the Debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in Host Inc.’s additional paid-in capital and Host L.P.’s partner’s capital on the consolidated balance sheets. The following chart details the initial allocations between the debt and equity components of the debentures, net of the original issue discount, based on the effective interest rate at the time of issuance, as well as the debt balances at December 31, 2011 (in millions):

	Initial Face Amount	Initial Liability Value	Initial Equity Value	Face Amount Outstanding at 12/31/2011	Debt Carrying Value at 12/31/2011	Unamortized Discount at 12/31/2011
2009 Debentures	$400	$316	$82	$400	$342	$58
2007 Debentures	600	502	89	388	385	3
2004 Debentures	500	413	76	175	175	—

Total	$1,500	$1,231	$247	$963	$902	$61

Interest expense recorded for the Debentures for the periods presented consists of the following (in millions):

	2011	2010	2009
Contractual interest expense (cash)	$31	$34	$26
Non-cash interest expense due to discount amortization	31	32	27

Total interest expense	$62	$66	$53

Credit Facility. On November 22, 2011, we entered into a new senior revolving credit facility with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank AG New York Branch and The Bank of Nova Scotia as co-documentation agents, and certain other agents and lenders. The new credit facility replaces our existing senior revolving credit facility which would have expired in September 2012. The new credit facility allows for revolving borrowings in an aggregate principal amount of up to $1 billion, including a foreign currency subfacility for Canadian Dollars, Australian Dollars, New Zealand Dollars, Japanese Yen, Euros and British Pounds Sterling of up to the foreign currency equivalent of $500 million, subject to a lower amount in the case of New Zealand Dollar borrowings. The credit facility also provides a subfacility of up to $100 million for swingline borrowings and a subfacility of up to $100 million for issuances of letters of credit.

Host L.P. also has the option to increase the aggregate principal amount of the credit facility by up to $500 million, subject to obtaining additional loan commitments and satisfaction of certain conditions. The credit facility has an initial scheduled maturity of November 2015, with an option for Host L.P. to extend the term for one additional year, subject to certain conditions, including the payment of an extension fee. At December 31, 2011, we have $883 million of remaining available capacity under our credit facility. The amounts that remained outstanding at the time we entered into the new credit facility were transferred over to the new credit facility and remain outstanding.

Collateral and Guarantees. The credit facility does not initially require any subsidiary guarantees or pledges of equity interests in our subsidiaries, and the guarantees and pledges are required only in the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges would ratably benefit the credit facility, as well as the notes outstanding under Host L.P.’s senior notes indenture, interest rate and currency hedges and certain other hedging and bank product arrangements with lenders that are parties to the credit facility. Even when triggered, the guarantees and pledges only would be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of our subsidiaries would provide neither guarantees nor pledges of equity interests.

Prepayments. Voluntary prepayments of the loans under the credit facility are permitted in whole or in part without premium or penalty. The loans under the credit facility are required to be prepaid in the event that asset sales reduce adjusted total assets (using undepreciated real estate book values) to below $10 billion if we do not reinvest the proceeds of those assets sales in new investments. At December 31, 2011, we have adjusted total assets, as defined in our credit facility, of $18.7 billion.

Financial Covenants. The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Currently, we are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.25x, our unsecured coverage ratio is not less than 1.75x and our fixed charge coverage ratio is not less than 1.25x. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to regain compliance with the financial covenants. These calculations are performed based on pro forma results for the prior four fiscal quarters, giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. Under the terms of the credit facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and non-cash interest expense due to the implementation in 2009 of accounting standards relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statement of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept, under which cash and cash equivalents in excess of $100 million are deducted from our total debt balance.

We are in compliance with all of our financial covenants under the credit facility. The following table summarizes the financial tests contained in the credit facility as of December 31, 2011:

	Actual Ratio	Covenant Requirement for all years
Leverage ratio	4.8x	Maximum ratio of 7.25x
Fixed charge coverage ratio	2.2x	Minimum ratio of 1.25x
Unsecured interest coverage ratio (a)	3.2x	Minimum ratio of 1.75x

(a)	If at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will be reduced to 1.5x.

Interest and Fees. We pay interest on revolver borrowings under the credit facility at floating rates equal to LIBOR plus a margin either (i) ranging from 175 to 275 basis points (depending on Host L.P.’s consolidated leverage ratio), or (ii) following the date on which Host L.P.’s long-term unsecured debt rating is investment grade and Host L.P. elects ratings-based pricing, ranging from 100 to 160 basis points (depending on Host LP’s unsecured long-term debt rating). Based on our leverage ratio at December 31, 2011 of 4.8x, we would be able to borrow at a rate of LIBOR plus 200 basis points. While we are using leverage-based pricing, to the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 25 to 35 basis points, depending on our average revolver usage during the applicable period. Upon attainment of an investment grade unsecured debt rating and election of ratings-based pricing, in lieu of paying an unused commitment fee, we instead would pay a facility fee ranging from 15 basis points to 40 basis points, depending on our rating and regardless of usage.

Other Covenants and Events of Default. The credit facility contains restrictive covenants on customary matters. Certain covenants are less restrictive at any time that our leverage ratio is below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments, dividends and distributions contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and the payment of dividends and distributions generally are consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host Inc.’s tax status as a REIT.

The credit facility also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuance of an event of default, payment of all amounts payable under the credit facility may be accelerated and the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the credit facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Mortgage and Other Debt. As of December 31, 2011, we had 14 hotels that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets, except in instances of fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2011, secured debt represented approximately 17% of our total debt and our aggregate secured debt had an average interest rate of 5.0% and an average maturity of 2.6 years.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of December 31, 2011 (in millions):

	Balance as of December 31, 2011	2012	2013	2014	2015	2016	Thereafter
Mortgage Debt
JW Marriott, Washington, D.C., 7.50%, due 4/2/2013 (1)	$114	$3	$111	$—	$—	$—	$—
Orlando World Center Marriott, 4.75%, due 7/1/2013	246	—	246	—	—	—	—
Harbor Beach Marriott Resort and Spa, 5.55%, due 3/1/2014	134	—	—	134	—	—	—
The Ritz-Carlton, Naples and Newport Beach Marriott Hotel and Spa, 3.37%, due 3/1/2014 (2)	312	—	—	312	—	—	—
The Westin Denver Downtown, 8.51%, due 12/11/2023 (3)	35	2	2	—	—	—	31
New Zealand hotel portfolio, 5.49%, due 2/18/2016 (4)	81	—	—	—	—	81	—
Hilton Melbourne South Wharf, 6.77%, due 11/23/2016 (5)	84	—	—	—	—	84	—

Total mortgage debt	1,006	5	359	446	—	165	31

Other Debt
Philadelphia Airport Marriott industrial revenue bonds, 7 3/4%, due 12/1/2017	40	—	—	—	—	—	40
Industrial revenue bonds and other (6)	47	—	—	33	12	—	2

Total other debt	87	—	—	33	12	—	42

Total mortgage and other debt	$1,093	$5	$359	$479	$12	$165	$73

(1)	This floating rate mortgage is based on LIBOR plus 600 basis points, with a LIBOR floor of 1.5% and a LIBOR cap of 3%. The rate shown reflects the rate in effect at December 31, 2011.
(2)	During 2009, we entered into three interest rate swap agreements for the total notional amount outstanding on this loan. The rate shown reflects the weighted average interest rate in effect at December 31, 2011. The balance reflects the book value at December 31, 2011, as adjusted, due to the implementation of fair value hedge accounting. The face amount at December 31, 2011 was $300 million.
(3)	Beginning in 2013, the interest rate on this loan increases a minimum of 500 basis points and all excess cash (as defined in the loan agreement) generated by the partnership that owns this property is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow. We expect to repay this mortgage in 2013.

(4)	The floating interest rate is equal to the 3-month New Zealand Bank Bill Rate plus 120 basis points plus an additional commitment fee of 120 basis points per annum. In addition, we entered into a swap agreement that fixes 75% of the loan at an all-in rate of 7.15%. The rate shown reflects the rate in effect at December 31, 2011.
(5)	The floating interest rate is equal to the 3-month BBSY plus 230 basis points. In addition, we entered into separate swap agreements that fix 75% of the loan at an all-in rate of 6.7% and cap the remaining 25% at an all-in interest rate of 9.9%. The rate shown reflects the rate in effect at December 31, 2011.
(6)	Industrial revenue bonds and other consist of loans with an average interest rate of 7.1% that mature through 2016, and capital leases with varying interest rates and maturity dates.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests. For the entities that we consolidate in our financial statements that have third party non-controlling partnership interests, the portion of mortgage debt included in the above table that is attributable to the non-controlling interests, based on their percentage of ownership of the ventures, is approximately $67 million. Additionally, we have non-controlling interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The portion of the mortgage and other debt of these partnerships and joint ventures attributable to us, based on our percentage of ownership thereof, was $328 million at December 31, 2011. This debt balance primarily is attributable to our approximate one-third ownership interest in the Euro JV. The mortgage debt related to the hotels owned by our Euro JV contains operating covenants that could result in the joint venture being required to escrow cash from operations or make principal repayments without penalty. The debt of all of our unconsolidated partnerships or ventures is non-recourse to us. See “—Off-Balance Sheet Arrangements and Contractual Obligations.”

Distribution/Dividend Policy. Host Inc. is required to distribute at least 90% of its annual taxable income, excluding net capital gain, to its stockholders in order to maintain its qualification as a REIT, including taxable income recognized for federal income tax purposes but with regard to which we do not receive cash. Funds used by Host Inc. to pay dividends are provided through distributions from Host L.P. As of February 22, 2012, Host Inc. is the owner of approximately 98.5% of the common OP units. The remaining 1.5% of the common OP units are held by various third-party limited partners. Each OP unit may be offered for redemption by the holders thereof for cash or, at the election of Host Inc., Host Inc. common stock based on the then current conversion ratio. The current conversion ratio was adjusted from 1.0 to 1.021494 shares of Host Inc. common stock for each OP unit as a result of Host Inc.’s special dividend in 2009, 90% of which was paid in shares of Host Inc. common stock. This adjustment was made to avoid any unintended dilution as a result of the portion of Host Inc.’s dividend paid in common stock to its stockholders.

Investors should take into account the 1.5% non-controlling position of Host L.P. OP units when analyzing dividend payments by Host Inc. to its stockholders, as these holders of OP units share, on a pro rata basis, in amounts being distributed by Host L.P. to holders of its corresponding OP units. For example, if Host Inc. paid a $1 per share dividend on its common stock, it would be based on the payment of a $1.021494 per common unit distribution by Host L.P. to Host Inc., as well as to other common OP unitholders.

During 2011, Host Inc.’s Board of Directors declared dividends of $0.14 per share (beginning in first quarter at $0.02 and increasing by $0.01 each quarter thereafter) on Host Inc.’s common stock. Accordingly, Host L.P. made a distribution of $0.143 per unit on its common OP units. Host Inc.’s policy on common dividends is generally to distribute, over time, 100% of its taxable income. Host Inc. intends to declare a dividend of $0.06 per share in the first quarter of 2012. The amount of any future dividend will be determined by Host Inc.’s Board of Directors.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements. We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”), under which we have certain contingent liabilities and guarantees. As of December 31, 2011, we are party to the following material off-balance sheet arrangements:

European Joint Venture. We have general and limited partner interests in the Euro JV that consists of two separate funds with APG Strategic Real Estate Pool NV, an affiliate of a Dutch Pension Fund, and Jasmine Hotels Pte Ltd, an affiliate of the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (“GIC RE”). We serve as the general partner for the joint venture and have a combined 32.1% ownership interest in Euro JV Fund I and a combined 33.4% interest in Euro JV Fund II. Due to the ownership structure and substantive participating rights of the non-Host limited partners, including approval over financing, acquisitions and dispositions, and annual operating and capital expenditure budgets, it is not consolidated in our financial statements. As of December 31, 2011, the aggregate size of the Euro JV is approximately €1.3 billion ($1.7 billion). Our investment is approximately €140 million ($182 million), of which Euro JV Fund I is approximately €109 million ($141 million) and Euro JV Fund II is approximately €31 million ($41 million). As general partner, we earn a management fee based on the amount of equity commitments and equity investments. In 2011, 2010 and 2009, we recorded approximately $11 million, $5 million and $6 million of management fees, respectively.

As of December 31, 2011, the partners have funded approximately €487 million, or 90%, of the total equity commitment for Euro JV Fund I and expect to utilize the remainder for capital expenditures and financing needs. On June 27, 2011, the Euro JV was expanded through the creation of Euro JV Fund II, in which each of the partners holds a 33.3% limited partner interest and we hold the 0.1% general partner interest. The Euro JV Fund II has a target size of €450 million of new equity and a target investment of approximately €1 billion, after taking into account anticipated debt. As part of the expansion, we transferred to Euro JV Fund II the Le Méridien Piccadilly at a price of £64 million ($102 million), including the assumption of the associated £32 million ($52 million) mortgage. In addition to the expansion of the capacity of the Euro JV, we have extended its term from 2016 to 2021, subject to two one-year extensions.

On September 30, 2011, the Euro JV Fund II acquired the 396-room Pullman Bercy, Paris, for approximately €96 million, including certain acquisition costs of €6 million and a €52.6 million mortgage loan. We contributed €15 million ($20 million) to the Euro JV to finance our portion of the acquisition. The Euro JV Fund II will invest an additional €9 million to renovate the rooms and public space at the hotel.

The Euro JV has €786 million of mortgage debt, all of which is non-recourse to us and a default under these loans does not trigger a default under any of our debt. In 2010, the Euro JV negotiated various agreements with the lenders of a significant portion of this debt in order to cure actual or potential covenant defaults, cash sweeps, or non-payment defaults that expire throughout 2012. The €341 million mortgage secured by a portfolio of six hotels located in Spain, Italy, Poland and the United Kingdom and the £32 million mortgage secured by Le Méridien Piccadilly mature in 2013. Additionally, the €53 million mortgage secured by the Amsterdam hotel matures in 2013, but has two one-year extension options, subject to small fees and certain financial covenants. Due to the difficult economic climate in Europe, the refinancing options may be limited and we expect that lenders may require more stringent financial covenants, higher rates of interest and lower loan-to-value ratios on future loans, which would require an equity contribution or debt paydowns with the proceeds from asset sales to reduce the loan principal balance.

We have entered into five foreign currency forward sale contracts in order to hedge the foreign currency exposure resulting from the eventual repatriation of our net investment in the Euro JV. We have hedged €100 million (approximately $140 million) of our investment and the forward purchases will occur between October 2012 and August 2015. During 2011 and 2010, we recorded approximately $2 million and $5 million, respectively, related to the change in the fair value of the forward sale contracts to accumulated other comprehensive income (loss). The current value of the forward contracts of $9 million is included in other assets in the accompanying balance sheet. The derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with applicable hedge accounting guidance, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income (loss) within Host Inc.’s stockholders’ equity portion and Host L.P.’s partners’ capital portion of their balance sheets. For additional detail on the foreign currency forward sale contracts and our exposure to changes in foreign currency exchange rates, see “Item 7A. Quantitative and Qualitative Disclosures about Market Risk.”

Asian Joint Venture. We have a 25% interest in the Asian JV, which is structured as a Singapore Corporation with RECO Hotels JV Private Limited, an affiliate of GIC RE, to explore investment opportunities in various markets throughout Asia and the Pacific region. The initial term of the Asian JV is for a period of seven years. Due to the ownership structure and the substantive participating rights of the non-Host limited partner, including approval over financing, acquisitions and dispositions, and annual operating and capital expenditure budgets, the Asian JV is not consolidated in our financial statements. The commitment period for equity contributions to the Asian JV expires in March 2012. We do not plan to extend the commitment period beyond the current expiration date; however, we will continue to explore opportunities to invest in Asia with our strategic partners.

During 2011, the Asian JV invested approximately $53 million (of which our share was $13.3 million) of its $65 million commitment to acquire a 36% interest of a joint venture in India with Accor S.A. and InterGlobe Enterprises Limited. This joint venture is developing seven properties, totaling approximately 1,750 rooms in three major cities in India, Bengaluru, Chennai and Delhi. The hotels will be managed by Accor under the Pullman, ibis and Novotel brands. The first two hotels are expected to be fully opened by March of 2012.

Hospitality Properties Trust. We own a leasehold interest in 53 Courtyard by Marriott properties, which properties were sold to Hospitality Properties Trust (“HPT”) and leased back to us in 1995 and 1996. In conjunction with our conversion to a REIT, we entered into subleases with Barceló Crestline for these 53 properties, as well as 18 Residence Inn by Marriott properties. In June 2010, HPT sent notices of default because the subtenants failed to meet net worth covenants, which would have triggered an event of default by us under the leases between us and HPT. As a result, we terminated the subleases effective July 6, 2010 and we resumed acting as owner under the management agreements. Effective upon termination of the subleases, we recorded the operations of the hotels as opposed to rental income in 2010 and 2011. On December 30, 2011, we entered into a settlement with Barceló Crestline, who had guaranteed rent payments to HPT as part of the sublease, related to the termination of the subleases, which resulted in an additional $7 million of income being recorded in 2011 to compensate us for a portion of our operating losses subsequent to the sublease termination.

We terminated the master lease with HPT on the 18 Residence Inn properties effective December 31, 2010 and received $17.2 million of deferred proceeds related to the initial sale and additional amounts held in the tenant collection account. On November 23, 2010, we gave notice that we will not extend the lease on the 53 Courtyard by Marriott properties, which will result in termination of the lease effective December 31, 2012. At the expiration of the lease, HPT is obligated to pay us deferred proceeds related to the initial sale of approximately $51 million, subject to damages arising out of an event of default, if any, under the lease plus additional amounts held in a tenant collection account.

Tax Sharing Arrangements. Under tax sharing agreements with former affiliated companies (such as Marriott International, Inc., HMS Host and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host Inc. and Host L.P., Host L.P. is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host Inc., as well as any liabilities the IRS may successfully assert against Host Inc. We do not expect any amounts paid under these tax sharing arrangements to be material.

Tax Indemnification Agreements. As a result of certain federal and state income tax considerations of the former owners of two hotels currently owned by Host LP, we have agreed to restrictions on selling such hotels, or repaying or refinancing the mortgage debt for varying periods. One of these agreements expires in 2028 and the other in 2031.

Guarantees. We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not recorded on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances, including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $14 million as of December 31, 2011.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which currently owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but remain obligated under a guarantee of interest and principal with respect to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote and, in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 18 to our consolidated financial statements entitled “Guarantees and Contingencies.”

Contractual Obligations. The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases, projected capital expenditures and other long-term liabilities, each as of December 31, 2011 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations (1)	$7,252	$748	$2,125	$2,512	$1,867
Capital lease obligations	2	1	1	—	—
Operating lease obligations	1,660	113	88	80	1,379
Purchase obligations (2)	573	374	199	—	—
Other long-term liabilities reflected on the balance sheet (3)	17	—	5	—	12

Total	$9,504	$1,236	$2,418	$2,592	$3,258

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in this category based on the weighted average interest rate.
(2)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years.

(3)	The amounts shown include deferred management fees and the estimated amount of tax expense. Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel, and is, therefore, not determinable. The estimated amount of tax expense relates to uncertain tax liabilities from prior years.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates.

Hotels Acquired in a Business Combination. We record our investments in hotel properties based on the fair value of the assets acquired and liabilities assumed at acquisition date. Property and equipment are recorded at fair value and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations performed by management and independent third parties. Fair values are based on the exit price (i.e. the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date). We evaluate several factors, including market data for similar assets, expected cash flows discounted at risk adjusted rates and replacement cost for the assets to determine an appropriate exit cost when evaluating the fair value of our assets.

Other items that we evaluate in a business combination include identifiable intangible assets, capital lease assets and obligations and goodwill. Identifiable intangible assets are typically assumed contracts, including ground and retail leases and management and franchise agreements, which are recorded at fair value. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. Capital lease obligations that are assumed as part of the acquisition of a leasehold interest are measured at fair value and included as debt on the accompanying balance sheet and we record the corresponding right-to-use assets. Classification of a lease does not change if it is part of a business combination. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations. In certain situations, a deferred tax liability may be created due to the difference between the fair value and the tax basis of the asset at the acquisition date. Any consideration paid in excess of the net fair value of the identifiable assets and liabilities acquired would be recorded to goodwill. In very limited circumstances, we may record a bargain purchase gain if the consideration paid is less than the net fair value of the assets and liabilities acquired. Furthermore, acquisition-related costs, such as due diligence, legal and accounting fees, are not capitalized or applied in determining the fair value of the acquired assets.

Impairment Testing. We analyze our assets for impairment throughout the year when events or circumstances occur that indicate that the carrying values thereof may not be recoverable. We consider a property to be impaired when the sum of future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. To the extent that a property has a substantial remaining estimated useful life and management does not believe that it is more likely than not the property will be disposed of prior to the end of its useful life, it would be unusual for undiscounted cash flows to be insufficient to recover the property’s carrying value. In the absence of other factors, we assume that the estimated life is equal to the GAAP depreciable life because of the continuous property maintenance and improvement capital expenditures required under our management agreements. We adjust our assumptions with respect to the remaining useful life of the property if situations dictate otherwise, such as an expiring ground lease, or it is more likely than not that the asset will be sold prior to its previously expected useful life. We also consider the effect of regular renewal and replacement capital expenditures on the estimable life of our properties, including critical infrastructure, which is regularly maintained and then replaced at the end of its useful life.

We test for impairment in several situations, including when a property has a current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and the carrying value of an asset may not be recoverable. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including:

•	projected cash flows, both from operations and the eventual disposition;

•	expected useful life and holding period;

•	future required capital expenditures; and

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

While we consider all of the above indicators as a preliminary indicator to determine if the carrying value may not be recovered by undiscounted cash flows, we reviewed the actual year-to-date and the projected cash flows from operations to identify properties with actual or projected annual operating losses or minimal operating profit as of December 31, 2011. The projected cash flows consider items such as booking pace, occupancy, room rate and property-level operating costs. As a result of our review, we identified six properties that required further consideration of property and market specific conditions or factors to determine if the property was impaired using an undiscounted cash flow analysis. Management considered a range of RevPAR and operating margins compared to prior years’ operating results in evaluating the projected cash flows from operations. To appropriately evaluate if the carrying value of the assets was recoverable, we projected a growth rate such that the individual properties would return to normalized levels of operations within five years and thereafter grow at a stabilized rate of 3% over the remaining estimable lives of the properties. This stabilized growth rate is lower than the projected growth rate for the urban upper upscale properties, which we believe is most representative of our portfolio, over the period from 2010 through 2020. Based on this test, no properties exhibited an impaired value at December 31, 2011. For purposes of this test, if we had assumed a growth rate of 0% after the return to normalized levels of operations, none of the six properties identified above would have required further analysis. Management believes its assumptions and estimates reflect current market conditions. During 2011, we recognized impairment expense in the aggregate amount of $8 million on two properties based on a change in their estimated hold periods. One of the properties was disposed of in 2011 and the other was classified as held-for-sale in 2012.

Other-than-Temporary Impairment of an Investment. We review our equity method investments for other-than-temporary impairment based on the occurrence of any triggering events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. Triggering events can include a decline in distributable cash flows from the investment, a change in the expected hold period or other significant events which would decrease the value of the investment. Our investments primarily consist of joint ventures which own hotel properties; therefore, we generally will have few observable inputs and will determine the fair value based on a discounted cash flow analysis of the investment, as well as considering the impact of other elements (i.e. control premiums, etc.). We use certain inputs, such as available third-party appraisals and forecast net operating income for the hotel properties, to estimate the expected cash flows. If an equity method investment is impaired, a loss is recorded for the difference between its fair value and its carrying value. Based on this test, no other-than-temporary impairment was recorded in 2011.

Classification of Assets as “Held- for-Sale.” Our policy for the classification of a hotel as held-for-sale is intended to ensure that the sale of the asset is probable prior to classifying it as such, will be completed within one year and that actions required to complete the sale are unlikely to change or that it is unlikely the planned sale will not occur. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we typically will classify properties that we are actively marketing as held-for-sale when all of the following conditions are met:

•	Host Inc.’s Board of Directors has approved the sale (to the extent that the dollar amount of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant contingencies exist which could prevent the transaction from being completed in a timely manner.

To the extent that a property is classified as held-for-sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss.

Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is based on the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions, including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

Valuation of Deferred Tax Assets. We have approximately $125 million, net of a valuation allowance of $47 million, of deferred tax assets as of December 31, 2011. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $125 million of net deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

Valuation of Derivative Contracts. We occasionally will enter into derivative products, including interest rate and foreign currency swaps, caps and collars. Derivative instruments are subject to fair value reporting at each reporting date and the increase or decrease in fair value is recorded in net income (loss) or accumulated other comprehensive income (loss), based on the applicable hedge accounting guidance. We estimate the fair value of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted future expected cash payments. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate from year-to-year based on changing levels of interest and exchange rates and shortening terms to maturity.

Stock Compensation. We recognize costs resulting from Host Inc.’s share-based payment transactions over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity awards or liability awards. The classification of Host Inc.’s restricted stock awards as either an equity award or a liability award is based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. Awards are classified as liability awards to the extent that settlement features allow the recipient to have a percentage of the restricted stock awards withheld to meet tax withholding requirements. The value of these restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide services in exchange for the award – the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite services.

During 2009, Host Inc. implemented an employee stock plan for our senior management that covered the period 2009-2011 and included the following awards:

•

Restricted stock awards with vesting based on market conditions. These awards vest based on the total shareholder return relative to other REITs and lodging companies. They are classified as liability awards due to their cash settlement features and are remeasured to fair value each reporting period. We utilize a simulation, or Monte Carlo model, to determine the fair value of Host Inc.’s restricted stock awards with vesting based on market conditions. The utilization of this model requires us to make certain estimates related to the volatility of the share price of Host Inc.’s common stock, risk-free interest rates, the risk profile of our common shares compared to our peer group and the amount of Host Inc.’s awards expected to be forfeited.

•

Restricted stock awards with vesting based on performance conditions. These awards are earned based on the employee achieving a specified performance target, which will be based on the employee’s specific management business objectives. Compensation cost will be recognized when the achievement of the performance condition is considered probable. If a performance condition has more than one outcome that is probable, recognition of compensation cost will be based on the condition that is the most likely outcome. These awards are classified as liability awards due to their cash settlement provisions. Therefore, the value of the shares to be issued by Host Inc. will be based on Host Inc.’s share price on the reporting date.

•

Stock option awards. The stock option awards are equity classified awards, as they do not include cash settlement features. Therefore, the value of the award is determined on the grant date using a binomial pricing model and is not adjusted for future changes in fair value. Vesting for these awards is based on service conditions. The utilization of the binomial model requires us to make certain estimates related to the volatility of the share price of our common stock, risk-free interest rates and the amount of our awards expected to be forfeited.

On January 20, 2012, the Compensation Policy Committee of the Board of Directors adopted a new compensation plan for senior management (the “2012 Plan”), which plan replaces the expired compensation program discussed above. Components of the 2012 Plan include cash bonuses based on corporate and employee performance measures and grants of restricted stock that vest based on market conditions (total stockholder return relative to the NAREIT Equity Index, the S&P 500 Index, and select hospitality companies that serve as relevant industry/asset-specific competitors for capital) and performance conditions (employee’s specific management business objectives), as well as the issuance of stock options.

Consolidation Policies. Judgment is required with respect to the consolidation of partnership and joint venture entities in terms of the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. We consolidate subsidiaries when we have the ability to direct the activities that most significantly impact the economic performance of the subsidiary. For those partnerships and joint ventures of which we are the general partner, we review the rights of the limited partners to determine if those rights would preclude the assumption of control as the general partner. Limited partner rights which would preclude presumption of control by the general partner include the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove us, as the general partner, without cause and substantive participating rights, primarily through voting rights.

We also evaluate our subsidiaries to determine if they should be considered variable interest entities (“VIEs”). If a subsidiary is a VIE, it is subject to the consolidation framework specifically for VIEs. We consider an entity a VIE if equity investors own an interest therein that does not have the characteristics of a controlling financial interest or if such investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. In accordance with Accounting Standards Codification (“ASC”) 810, we reviewed our subsidiaries and affiliates to determine if (i) they should be considered VIEs, and (ii) whether we should change our consolidation determination based on changes in their characteristics.

Foreign Currency Translation. The operations of foreign subsidiaries are maintained in their functional currency, which generally is the local currency, and are translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income (loss).

Foreign currency transactions are recorded in the functional currency of each entity using the exchange rates prevailing at the dates of the transactions. Assets and liabilities denominated in foreign currencies are remeasured at period end exchange rates. The resulting exchange differences are recorded in gain (loss) on foreign currency transactions and derivatives, except when deferred in accumulated other comprehensive income (loss) as qualifying net investment hedges.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations for the entirety of the reporting periods being compared, and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared.

Of the 121 hotels that we owned on December 31, 2011, 104 have been classified as comparable hotels.

The operating results of the following hotels that we owned or leased as of December 31, 2011 are excluded from comparable hotel results for these periods:

•	Hilton Melbourne South Wharf (acquired in April 2011);

•	New York Helmsley Hotel (acquired in March 2011);

•	Manchester Grand Hyatt San Diego (acquired in March 2011);

•	The portfolio of seven hotels in New Zealand (acquired in February 2011);

•	JW Marriott, Rio de Janeiro (acquired in September 2010);

•	W New York, Union Square (acquired in September 2010);

•	Westin Chicago River North (acquired in August 2010);

•	Atlanta Marriott Perimeter Center (business interruption due to significant renovations);

•	Chicago Marriott O’Hare (business interruption due to significant renovations);

•	Sheraton Indianapolis Hotel at Keystone Crossing (business interruption due to significant renovations); and

•	San Diego Marriott Marquis & Marina (business interruption due to significant renovations).

The operating results of the Le Méridien Piccadilly, which was transferred to the Euro JV Fund II, and of the three hotels we disposed of in 2011 and 2010, as well as the 53 Courtyard by Marriott properties leased from HPT, are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results relate to our hotel properties, they exclude results for our non-hotel properties and other real estate investments.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Australia, Brazil, Canada, Chile, Mexico and New Zealand.

Property types consist of the following:

•	Urban—Hotels located in primary business districts of major cities;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/conference—Hotels located in resort/conference destinations such as Arizona, Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

Reporting Periods.

For Consolidated Statement of Operations. The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott, the manager of a significant percentage of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its U.S. and Canadian Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt and Starwood, report results on a monthly basis. Host Inc., as a REIT, is required by federal income tax law to report results on a calendar year basis. As a result, we elected to adopt the reporting periods used by Marriott, modified so that our fiscal year always ends on December 31 in order to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott, but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2012, 2011 and 2010. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2012		2011		2010
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1-March 23	83	January 1-March 25	84	January 1-March 26	85
Second Quarter	March 24-June 15	84	March 26-June 17	84	March 27-June 18	84
Third Quarter	June 16-September 7	84	June 18-September 9	84	June 19-September 10	84
Fourth Quarter	September 8-December 31	115	September 10-December 31	113	September 11-December 31	112

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott, another consequence of our calendar is that we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers that use a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately 43% of total revenues of our hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

For Hotel Operating Statistics and Comparable Hotel Results. In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are reported based on the reporting cycle used by Marriott for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year. This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results typically will differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2012		2011		2010
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	December 31-March 23	84	January 1-March 25	84	January 2-March 26	84
Second Quarter	March 24-June 15	84	March 26-June 17	84	March 27-June 18	84
Third Quarter	June 16-September 7	84	June 18-September 9	84	June 19-September 10	84
Fourth Quarter	September 8-December 28	112	September 10-December 30	112	September 11-December 31	112

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. These measures are as follows: (i) EBITDA and Adjusted EBITDA, as a measure of performance for Host Inc. and Host L.P., (ii) Funds From Operations (“FFO”) and FFO per diluted share (both NAREIT and Adjusted), as a measure of performance for Host Inc., and (iii) comparable hotel operating results, as a measure of performance for Host Inc. and Host L.P. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for compensation programs.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating Host Inc. and Host L.P. performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. Adjusted EBITDA is also a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•

Real Estate Transactions—We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition or acquisition of assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value (as noted below for FFO).

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Equity Investment Adjustments—We exclude the equity in earnings (losses) of unconsolidated investments in partnerships and joint ventures as presented in our consolidated statement of operations because it includes our pro rata portion of depreciation, amortization and interest expense, which are excluded from EBITDA. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this more accurately reflects the performance of our investment. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

•

Consolidated Partnership Adjustments—We deduct the non-controlling partners’ pro rata share of the Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships. The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ positions in the partnership or joint venture.

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Cumulative Effect of a Change in Accounting Principle—Infrequently, the Financial Accounting Standards Board (“FASB”) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

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Impairment Losses—We exclude the effect of impairment losses recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

•

Acquisition Costs—Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

EBITDA and Adjusted EBITDA, as presented, may not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense and other items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table provides a reconciliation of net loss to Adjusted EBITDA (in millions):

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA

	Year ended December 31,
	2011	2010
Net loss	$(16)	$(132)
Interest expense	371	384
Depreciation and amortization	641	585
Income taxes	(1)	(31)
Discontinued operations (a)	6	6

EBITDA	1,001	812
Losses on dispositions	—	2
Acquisition costs	5	10
Non-cash impairment charges	8	—
Amortization of deferred gains	(7)	—
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(4)	1
Pro rata Adjusted EBITDA of equity investments	29	23
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(14)	(14)

Adjusted EBITDA	$1,018	$834

(a)	Reflects the interest expense, depreciation and amortization and income taxes included in discontinued operations.

NAREIT FFO, NAREIT FFO per Diluted Share and Adjusted FFO per Diluted Share. We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP), excluding gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

Effective with this Form 10-K, we also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. While we are presenting Adjusted FFO per diluted share as part of this Form 10-K for the first time, management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust

NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

•

Acquisition Costs –Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share and Adjusted FFO per diluted share should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of Host Inc. stockholders.

The following tables provide a reconciliation of net loss available to common stockholders per share to FFO per diluted share for Host Inc. (in millions, except per share amounts):

Host Inc. Reconciliation of Net Loss Available to

Common Stockholders to NAREIT and Adjusted Funds From Operations per Diluted Share

	Year ended December 31,
	2011	2010
Net loss	$(16)	$(132)
Less: Net loss attributable to non-controlling interests	1	2
Dividends on preferred stock	—	(4)
Issuance costs of redeemed preferred stock	—	(4)

Net loss available to common stockholders	(15)	(138)
Adjustments:
Losses on dispositions, net of taxes	—	2
Amortization of deferred gains and other property transactions, net of taxes	(7)	—
Depreciation and amortization	645	591
Non-cash impairment charges	8	—
Partnership adjustments	4	4
FFO of non-controlling interests of Host LP	(9)	(7)

NAREIT Funds From Operations	626	452
Adjustments to NAREIT FFO:
Losses on the extinguishment of debt (a)	10	26
Acquisition costs (b)	8	10
Litigation losses	5	4
Loss attributable to non-controlling interests	—	(1)

Adjusted FFO	$649	$491

Adjustments for dilutive securities (c):
Assuming conversion of Exchangeable Senior Debentures	$30	$13
Assuming deduction of interest – redeemed/exchanged 2004 Debentures	2	—

Diluted NAREIT FFO	$658	$465

Diluted Adjusted FFO	$681	$504

Diluted weighted average shares outstanding-EPS	693.0	656.1
Assuming issuance of common shares granted under the Comprehensive Stock Plan	2.0	2.9
Assuming conversion of Exchangeable Senior Debentures	39.8	21.2
Weighted average outstanding shares – redeemed/exchanged 2004 Debentures	4.7	—

Diluted weighted average shares outstanding – NAREIT FFO and Adjusted FFO	739.5	680.2

NAREIT FFO per diluted share	$.89	$.68

Adjusted FFO per Diluted Share (d)	$.92	$.74

(a)	Represents costs associated with the redemption of the Series K senior notes and 2007 Debentures in 2011 and the Series M senior notes in 2010 and the original issuance costs of Class E preferred stock, which stock was redeemed on June 18, 2010.
(b)	Includes approximately $3 million for the year ended December 31, 2011 related to our share of acquisition costs incurred by unconsolidated joint ventures.
(c)	Earnings/loss per diluted share and FFO per diluted share in accordance with NAREIT are adjusted for the effects of dilutive securities. Dilutive securities may include Host Inc. shares granted under Host Inc.’s comprehensive stock plans, preferred OP units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.
(d)	Adjusted FFO per diluted share for the quarter and year ended December 31, 2011 was reduced by $.02 per diluted share due to the $15 million deposit forfeited as a result of the terminated Grand Hyatt Washington, D.C. acquisition.

Comparable Hotel Operating Results. We present certain operating results for our hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store,” basis as supplemental information for investors of both Host Inc. and Host L.P. We present these comparable hotel operating results by eliminating corporate-level costs, including expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results for Host Inc. and Host L.P.

(in millions, except hotel statistics) (a)

	Year ended December 31,
	2011	2010
Number of hotels	104	104
Number of rooms	57,203	57,203
Percent change in Comparable Hotel RevPAR	6.1%	—
Operating profit margin under GAAP (b)	6.6%	5.1%
Comparable hotel adjusted operating profit margin (b)	22.3%	21.4%
Comparable hotel revenues
Room	$2,709	$2,552
Food and beverage	1,334	1,265
Other	272	270

Comparable hotel revenues (c)	4,315	4,087

Comparable hotel expenses
Room	745	705
Food and beverage	988	943
Other	157	154
Management fees, ground rent and other costs	1,464	1,410

Comparable hotel expenses (d)	3,354	3,212

Comparable hotel adjusted operating profit	961	875
Non-comparable hotel results, net (e)	132	60
Comparable hotels classified as held-for-sale or sold in 2012	(10)	(6)
Loss from hotels leased from HPT (f)	(6)	(13)
Depreciation and amortization	(641)	(585)
Corporate and other expenses	(111)	(108)

Operating profit	$325	$223

(a)	The reporting period for our comparable operating statistics for 2011 is from January 1, 2011 to December 30, 2011 and for 2010 is January 2, 2010 to December 31, 2010. See “—Reporting Periods” for more information on our fiscal calendar.
(b)	Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP margins are calculated using amounts presented in the consolidated statement of operations. Comparable margins are calculated using amounts presented in the above table.
(c)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows:

	Year ended December 31,
	2011	2010
Revenues per the consolidated statements of operations	$4,947	$4,384
Non-comparable hotel revenues	(513)	(222)
Revenues of comparable hotels classified as held-for-sale or sold in 2012	51	44
Hotel revenues for the property for which we record rental income, net	51	48
Revenues for hotels leased from HPT	(221)	(167)

Comparable hotel revenues	$4,315	$4,087

(d)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows:

	Year ended December 31,
	2011	2010
Operating costs and expenses per the consolidated statements of operations	$4,622	$4,161
Non-comparable hotel expenses	(381)	(162)
Operating costs and expenses of comparable hotels classified as held-for-sale or sold in 2012	41	38
Hotel expenses for the property for which we record rental income	51	48
Expense for hotels leased from HPT	(227)	(180)
Depreciation and amortization	(641)	(585)
Corporate and other expenses	(111)	(108)

Comparable hotel expenses	$3,354	$3,212

(e)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations, (ii) gains on insurance settlements, (iii) the results of our office buildings, and (iv) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.
(f)	Represents income less expense for hotels leased from HPT.